Exhibit 10.11

LEASE

BIOPOINT INNOVATION LABS

DURHAM TW ALEXANDER, LLC,

a Delaware limited liability company

as Landlord,

and

PRECISION BIOSCIENCES, INC.,

a Delaware corporation,

as Tenant.

EXHIBITS

A	FIRST OFFER SPACE
B	FORM OF NOTICE OF LEASE TERM DATES
C	PREMISES
D	WORK LETTER
E	RULES AND REGULATIONS
F	FORM OF TENANT’S ESTOPPEL CERTIFICATE
G	ENVIRONMENTAL QUESTIONNAIRE
H	RESPONSIBILITY MATRIX
I	STORAGE AREA

Abatement Period	2
Additional Rent	9
Advocate Arbitrators	7
all risks	25
Alterations	23
Applicable Laws	37
as built	24
Bank Prime Loan	38
Base Rent	8
BMBL	16
Brokers	42, 72
Builder’s All Risk	24
Building	4
Building Common Areas,	4
Clean-up	19
Closure Letter	19
Common Areas	4
Comparable Buildings	7
Comparable Transactions	7
Concessions	7
Contemplated Effective Date	30
Contemplated Transfer Space	30
Control	31
Controllable Operating Expenses	14
DHHS	16
Direct Expenses	9
Environmental Assessment	18, 32
Environmental Questionnaire	15
Environmental Report	18
Estimate	13
Estimate Statement	13
Estimated Direct Expenses	13
Expense Year	9
Fair Rental Value	6
First Class Life Sciences Projects	2
First Offer Commencement Date	6
First Offer Notice	5
First Offer Rent	5
First Offer Space	5
Force Majeure	41
Generator	44
Guarantor	3
Hazardous Materials	16
Intention to Transfer Notice	30
Landlord	1, 39
Landlord Parties	24
Landlord Repair Notice	26
Lease	1
Lease Commencement Date	6
Lease Expiration Date	6
Lease Term	6
Lease Year	6
Lines	43
Mail	41
Material Service Interruption	21

ii

Net Worth	31
Neutral Arbitrator	7
New Improvements	25
Notices	41
Operating Expenses	9
Option Conditions	6
Option Rent	6
Option Term	6
Original Tenant	5, 6
Outside Agreement Date	7
PCBs	16
Permitted Assignee	31
Permitted Transferee	31
Premises	4
Project Common Areas	4
Project,	4
Release	16
Released	16
Releases	16
Rent	8
Rules and Regulations	15
Service Interruption	21
Service Interruption Notice	21
Statement	13
Storage Area	44
Subject Space	28
Summary	1
Superior Right Holders	5
Supplemental HVAC	22
Tax Expenses	9, 12
Tenant	1, 39
Tenant’s Subleasing Costs	29
Tenant's Agents	15
Tenant's Share	9, 12
Transfer Notice	28
Transfer Premium	28, 29
Transferee	28
Transfers	28
Underlying Documents	10

iii

BIOPOINT INNOVATION LABS

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between DURHAM TW ALEXANDER, LLC, a Delaware limited liability company (“Landlord”), and PRECISION BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	October 2nd, 2018
2. Premises (Article 1).
2.1 Building:	That certain office building containing approximately 148,989 rentable square feet of space located at 20 TW Alexander Drive, Research Triangle Park, NC 27709.
2.2 Premises:	Approximately 17,296 rentable square feet of space on the first (1st) floor of the Building and commonly known as Suite 130, as further set forth in Exhibit C to the Lease.
3. Lease Term (Article 2).
3.1 Length of Term:	Eighty-six (86) months.
3.2 Lease Commencement Date:	The date of Lease execution.
3.3 Rent Commencement Date:	Nine (9) months after the Lease Commencement Date.
3.4 Lease Expiration Date:	Eighty-six (86) months after the Rent Commencement Date.

4. Base Rent (Article 3):
Time Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot
Year 1**	$449,696.04	$37,474.67	$26.00
Year 2	$463,186.92	$38,598.91	$26.78
Year 3	$477,023.64	$39,751.97	$27.58
Year 4	$491,379.36	$40,948.28	$28.41
Year 5	$506,080.92	$42,173.41	$29.26
Year 6	$521,301.48	$43,441.79	$30.14
Year 7	$537,040.80	$44,753.40	$31.05
Year 8	$553,126.08	$46,093.84	$31.98

*Note:  Provided Tenant is not in default of the terms of this Lease, after expiration of any applicable notice and cure period, Tenant shall have no obligation to pay any Base Rent attributable to the first two (2) months of the Lease Term following the Rent Commencement Date (the “Abatement Period”).  Tenant shall be obligated to pay Tenant’s Share of Direct Expenses attributable to the Abatement Period.

5. Tenant Improvements Allowance:		The improvements in the Premises shall be constructed in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit D up to a cost of $70.58 per rentable square foot.
6. NNN Lease.		In addition to the Base Rent, Tenant shall be responsible to pay Tenant’s Share of Direct Expenses in accordance with the terms of Article 4 of the Lease.
7. Tenant’s Share (Article 4):		Approximately 11.61%.
8. Permitted Use (Article 5):

The Premises may only be used for any or all of the following uses: general office, research and development, engineering, GMP manufacturing, laboratory, storage and/or warehouse uses, including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with substantially similar life sciences and/or office projects in the Durham, North Carolina area (“First Class Life Sciences Projects”), and (ii) in compliance with, and subject to, all Applicable Laws (as defined herein), and the terms of this Lease.

9. Security Deposit (Article 21):

$149,898.68

So long as Tenant is not in default under this Lease beyond applicable notice and cure periods at any time during the first three (3) years of the Lease Term then thereafter the Security Deposit shall be reduced to $112,424.01.  So long as Tenant is not in default under this Lease beyond applicable notice and cure periods at any time during the first five (5) years of the Lease Term then thereafter the Security Deposit shall be reduced to $74,949.34 for the remainder of the Lease Term.  In such event, if the Security Deposit has been posted in the form of a cash deposit Landlord shall refund the additional amount to Tenant within thirty (30) days and if the Security Deposit is in the form of a letter of credit then Landlord shall return the existing letter of credit to Tenant upon Tenant’s posting of a new letter of credit in the correct amount or the posting of a cash deposit by Tenant.

10. Parking Pass Ratio (Article 28):	2.5 unreserved parking spaces for every 1,000 rentable square feet of the Premises, subject to the terms of Article 28 of the Lease.
11. Address of Tenant (Section 29.18):

PRECISION BIOSCIENCES, INC.

302 E. Pettigrew ST.

Durham, NC 27701

Attention:  Sinu Bhandaru, Director, Head of Operations & IT

With a Copy of any default notices to:

Smith, Anderson, Blount, Dorsett,

        Mitchell & Jernigan, L.L.P.

Post Office Box 2611

Raleigh, North Carolina   27602-2611

Attention: Michael P. Saber, Esq.

overnight delivery address:

Smith, Anderson, Blount, Dorsett,

        Mitchell & Jernigan, L.L.P.

2300 Wells Fargo Capitol Center

150 Fayetteville Street

Raleigh, North Carolina  27601

12. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.
13. Broker(s) (Section 29.24):	Cushman & Wakefield
14. Guarantor(s) (Section 29.33):	None (“Guarantors”)

1.PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”).  The outline of the Premises is set forth in Exhibit C attached hereto and has the number of rentable square feet as set forth in Section 2.2 of the Summary.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto hereby acknowledge that the purpose of Exhibit C is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below.  Tenant shall accept the Premises in its presently existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises except Landlord shall deliver the Premises in broom clean condition, with all currently existing Premises systems in good working order (provided that (i) Tenant acknowledges and agrees that demolition work has been performed to a portion of the space, separating same from the remaining, functioning standard office portion; and (ii) Tenant shall promptly notify Landlord of any known/discovered defects or needed repairs to same so that Landlord may fulfill any repair obligations under Section 7.3 of this Lease), and except as otherwise expressly set forth in this Lease or in the Tenant Work Letter attached hereto as Exhibit D.

The Premises shall exclude Common Areas, including without limitation exterior faces of exterior walls, the entry, vestibules and main lobby of the Building, lobbies and common lavatories, the common stairways and stairwells, boiler room, sprinkler rooms, mechanical rooms, loading and receiving areas, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common with other parts of the Building..

1.1.2The Building and The Project.  The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”).  The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the other buildings located in the project known as “BioPoint Innovation Labs”, and the land upon which such adjacent buildings are located, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project. Landlord may only own portions of the Project and any rights granted within portions of the Project not owned by Landlord shall be pursuant to recorded declarations and easements to the extent such documents exist.

1.1.3Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”).  The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.”  The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord or areas within the Project that the occupants of the Building are permitted to utilize pursuant to a recorded declaration and which areas shall be maintained in accordance with the declaration.  The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building reasonably designated as such by Landlord.  The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to the Rules and Regulations as Landlord may make from time to time.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises.

1.2Stipulation of Rentable Square Feet of Premises.  For purposes of this Lease, “rentable square feet” of the Premises shall be deemed as set forth in Section 2.2 of the Summary.  Notwithstanding the foregoing,  the useable area of the Premises shall be determined in accordance with a standard promulgated by the Building Owners and Managers Association which standard is selected by Landlord.  The rentable area of the Premises shall be determined by multiplying the useable area of the Premises by a “core factor”.  Landlord may, at any time, have its architect or engineer measure the actual total usable and rentable square footage of the Premises.  In the event the Premises shall contain an amount of rentable square footage different than the amount of rentable square feet referenced in Section 2.2 of the Summary, the Premises shall be redefined to reflect the actual rentable square footage but the Base Rent and Additional Rent shall not change from/based what is listed in Section 4 of the Summary.

1.3Right of First Offer.  Beginning on the date which is six (6) months after the Rent Commencement Date Landlord hereby grants to the Tenant named in the Summary (the “Original Tenant”) and its “Permitted Assignees”, as defined in Section 14.8, below, a continuing right of first offer with respect to Suite 012 containing approximately 12,128 rentable square feet located in the Building as set forth in Exhibit A attached hereto, (the “First Offer Space”).  Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the initial lease (including renewals) of the First Offer Space, and such right of first offer shall be subordinate to all rights of which are set forth in leases of space in the Project as of the date hereof, including any renewal rights set forth in such leases, regardless of whether such renewal rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (collectively, the “Superior Right Holders”) with respect to such First Offer Space.  Tenant’s right of first offer shall not be applicable during any Option Term.  Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.3.

1.3.1Procedure for Offer.  If Landlord receives a bona fide offer from a third party for the First Offer Space, any portion of the First Offer Space or such larger space that includes the First Offer Space, Landlord shall notify Tenant (the “First Offer Notice”), provided that no Superior Right Holder wishes to lease such space.  Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space and any additional space noted within the First Offer Notice.  The First Offer Notice shall describe the space so offered to Tenant (which the parties acknowledge may include a portion of the First Offer Space, only the First Offer Space, or the First Offer Space plus additional contiguous space the Landlord is offering for lease) and shall set forth the “First Offer Rent,” as that term is defined in Section 1.3.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.

1.3.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice.  If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.3.3First Offer Space Rent.  The “Rent,” as that term is defined in Section 4.1, below, payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be equal to the “Fair Rental Value”, as defined in Section 2.2.2, below, as of the “First Offer Commencement Date,” as that term is defined in Section 1.3.5, below.

1.3.4Construction In First Offer Space.  Tenant shall take the First Offer Space in its “as is” condition, subject to any improvement allowance granted as a component of the Fair Rental Value, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease.

1.3.5Amendment to Lease.  If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.3.  Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant (the “First Offer Commencement Date”) and terminate on the date set forth in the First Offer Notice.

1.3.6Termination of Right of First Offer.  The rights contained in this Section 1.3 shall be personal to the Original Tenant and its Permitted Assignees, and may only be exercised by the Original Tenant or a Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant occupies the majority of the Premises.  Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, or Tenant has previously been in default, after the expiration of any applicable notice and cure period, under this Lease more than twice.

2.LEASE TERM; OPTION TERM

2.1Lease Term.  The terms and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.4 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided.  For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term.  At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit B, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

2.2Option Term.

2.2.1Option Right.  Landlord hereby grants to the originally named Tenant herein (“Original Tenant”), and its “Permitted Assignees”, as that term is defined in Section 14.8, below, one (1) option to extend the Lease Term for a period of five (5)  years (the “Option Term”), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not more than eighteen (18) months nor less than nine (9) months prior to the expiration of the initial Lease Term, provided that the following conditions (the “Option Conditions”) are satisfied:  (i) as of the date of delivery of such notice, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; (ii) as of the end of the Lease Term, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; (iii) Tenant has not previously been in default under this Lease, after the expiration of any applicable notice and cure period, more than twice; and (iv) the Lease then remains in full force and effect and Original Tenant or a Permitted Assignee occupies the majority of the Premises at the time the option to extend is exercised and as of the commencement of the Option Term.  Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect.  Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years.  The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Assignees, and may be exercised by Original Tenant or such Permitted Assignees (and not by any assignee, sublessee or other “Transferee,” as that term is defined in Section 14.1 of this Lease, of Tenant’s interest in this Lease).

2.2.2Option Rent.  The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term.  The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”):  (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces.  The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during the Option Term.  Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).  The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind.  The term “Comparable Buildings” shall mean the Building and those other class A life sciences or class A office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in Durham, North Carolina  and the surrounding commercial area.

2.2.3Determination of Option Rent.  In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Option Rent at least sixty (60) days before the Lease Expiration Date.  If Tenant, on or before the date which is ten (10) business days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, as the case may be, within five (5) business days, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7, below.  If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have objected to Landlord’s determination of Option Rent.

2.2.3.1Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal (not currently or formerly in the employ of Landlord or Tenant), as the case may be, of other class A life sciences buildings located in the Durham, North Carolina market area.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions.  The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.3.2The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) business days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.3.3The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

2.2.3.4The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5If either Landlord or Tenant fails to appoint an Advocate Arbitrator  within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of Durham County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

2.2.3.6If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Durham County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.1 2 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

2.2.3.7The cost of the arbitration shall be paid by Landlord and Tenant equally.

2.2.3.8In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

3.BASE RENT

3.1Beginning on the Rent Commencement Date, Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in advance and in writing, (i) by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, or (ii) if so elected by Tenant, by electronic funds transfer to the account of Landlord as provided to Tenant, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary  in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever.  The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease.  If any Rent payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Base Rent and Additional Rent, as defined below, shall together be denominated “Rent.”  Without limiting the foregoing, Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided herein) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence.

4.ADDITIONAL RENT

4.1General Terms.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”.  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1Intentionally Omitted.

4.2.2“Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3“Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon advance written notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4“Operating Expenses” shall mean all reasonable expenses, costs and amounts of every kind and nature which Landlord actually pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:  (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems (if applicable), and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, re-lamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including market management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project (at or below the level of property manager); (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including reasonable interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to reduce expenses in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or anticipated mandatory conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in the same good order or condition as on the Commencement Date, or (D) that are required under any governmental law or regulation that was not in force or effect as of the Commencement Date; provided, however, that any capital expenditure shall be amortized (including reasonable interest on the amortized cost as reasonably determined by Landlord) in accordance with IRS regulations; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, “Underlying Documents”).  In the event that Landlord or Landlord’s managers or agents perform services for the benefit of the Building off-site which would otherwise be performed on-site (e.g. accounting), the cost of such services shall be reasonably allocated among the properties benefitting from such service and shall be included in Operating Expenses.  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)costs, including legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project);

(b)except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, and costs of capital improvements (as distinguished from repairs or replacements);

(c)costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(d)any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e)costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g)amount paid as ground rental for the Project by the Landlord;

(h)except for a property management fee to the extent expressly allowed above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j)rentals and other related expenses incurred in leasing air conditioning systems, elevators (if applicable) or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital improvement, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k)all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l)any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(m)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(n)costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(o)costs incurred to comply with laws relating to the removal of hazardous material (as defined under Applicable Law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;

(p)costs incurred to comply with laws relating to the removal of Hazardous Materials (other than Hazardous Materials typically found in first class office buildings, such as recyclable materials and typical construction materials, and costs to comply with the Operation and Maintenance Plan described on Exhibit G);

(q)the cost of special services, goods or materials provided to any other tenant of the Project free of charge, and not provided to Tenant;

(r)Landlord’s general overhead expenses not related to the Project;

(s)legal fees, accountants’ fees (other than normal bookkeeping expenses) and other expenses incurred in connection with disputes of tenants or other occupants of the Project or associated with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Project or any part thereof;

(t)costs incurred due to a violation by Landlord or any other tenant of the Project of the terms and conditions of a lease; and

(u)any reserve funds.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.  If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.5Taxes.

4.2.5.1“Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2Tax Expenses shall include, without limitation:  (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.

4.2.5.3Any reasonable costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred.  Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year.  The foregoing sentence shall survive the expiration or earlier termination of this Lease.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses.  Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, transfer tax or fee, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.6“Tenant’s Share” is based upon the ratio that the rentable square feet of the Premises bears to the rentable square feet of the Building and, subject to adjustment pursuant to Section 1.2 above, is the percentage set forth in Section 7 of the Summary.

4.3Intentionally omitted.  .

4.4Calculation and Payment of Additional Rent.  Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year. If the Rent Commencement Date is a day other than the first day of an Expense Year, or if this Lease terminates or expires on a day other than the last day of an Expense Year, then Additional Rent shall be prorated in the manner provided in Section 3.1 above.

4.4.1Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall use good faith efforts to give to Tenant within six (6) months following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall pay to Landlord such amount within thirty (30) days, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.  Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two

(2) calendar years after the earlier of the expiration of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill for such amounts within two (2) years following Landlord’s receipt of the bill therefor).

4.4.2Statement of Estimated Direct Expenses.  In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”).  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4.3Audit Right. In the event the Controllable Operating Expenses (as defined below) increase by more than three percent (3%) in any given Lease Year (as measured against the Controllable Operating Expenses for the immediately preceding Lease Year), or as otherwise reasonably requested by Tenant (or required by Tenant’s business partners and/or applicable law), then Tenant may audit Landlord’s records and all information pertaining to Operating Expenses in order to verify the accuracy of Landlord’s determination of the Tenant’s Share subject to the procedure noted below.  Controllable Operating Expenses shall include all Operating Expenses other than utilities (e.g., electricity, gas, water and sewer), management fees, security expenses, insurance, taxes, assessments, snow and ice removal and other weather related charges, association fees and charges under any declaration, storm water fees and similar governmental or quasi-governmentally imposed fees, and any other expenses which are set or determined by a governmental entity or other third party and non-negotiable, or are otherwise beyond Landlord’s reasonable control including minimum wage increases, hereafter, “Controllable Operating Expenses”.   Tenant must comply with the following in order to audit Landlord’s records and information pertaining to Operating Expenses:

(i)Tenant must give notice to Landlord of its election to undertake said audit within one hundred twenty (120) days after receipt of the statement of the actual amount of Tenant’s Share for the preceding calendar year from Landlord, and with respect to such audit, Tenant may audit the two preceding calendar years;

(ii)Such audit will be conducted only during regular business hours at the office where Landlord maintains records of Operating Expenses and only after Tenant gives Landlord fourteen (14) days’ advance written notice;

(iii)Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant and no such audit shall be conducted if any other tenant of the Building has conducted an independent audit for the time period Tenant intends to audit and Landlord furnishes to Tenant a copy of such audit;

(iv)No audit shall be conducted at any time that Tenant is in default (after the expiration of any applicable grace and/or cure period) of any of the terms of this Lease;

(v)No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises;

(vi)Such audit review by Tenant shall not postpone or alter the liability and obligation of Tenant to pay any amounts due under the terms of this Lease; and

(vii)Such audit shall be conducted by an independent, reputable accounting firm which is not being compensated by Tenant on a contingency fee basis.

Within thirty (30) days after Tenant’s receipt of such audit, Tenant must give notice to Landlord of any disputed amounts and identify all items being contested in Landlord’s statement of the Tenant Share.  If Landlord and Tenant cannot agree upon any such item as to which Tenant shall have given such notice, the dispute shall be resolved by an audit by a major accounting firm mutually and reasonably acceptable to Landlord and Tenant and the cost of said joint audit shall be paid by the non-prevailing party.

Any adjustment required as a result of any audit shall be paid within 30 days, or adjusted in the next installment(s) of Tenant’s Share.

4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.  Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is noticeably increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property (as reasonably documented by Landlord) and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.6Limit of Increases in Tenant’s Share of Operating Expenses.  The Controllable Operating Expenses (as hereinafter defined) which may be passed through to Tenant under this Section 4 shall not increase in any year by an amount which exceeds five percent (5%) of such Controllable Operating Expenses for the immediately preceding year (as measured on a cumulative and compounded basis).  For purposes hereof, “Controllable Operating Expenses” shall be deemed to include all Operating Expenses other than utilities (e.g., electricity, gas, water and sewer), management fees, security expenses, insurance, taxes, assessments, snow and ice removal and other weather related charges, association fees and charges under any declaration, storm water fees and similar governmental or quasi-governmentally imposed fees, and any other expenses which are set or determined by a governmental entity or other third party or are otherwise beyond Landlord’s reasonable control including minimum wage increases.

5.USE OF PREMISES

5.1Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 8 of the Summary and Tenant shall not use the Premises or the Project for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2Prohibited Uses.  Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit E, attached hereto (the “Rules and Regulations”), or in violation of the laws of the United States of America, the State of North Carolina, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by Applicable Laws now or hereafter in effect, or any Underlying Documents.  Tenant shall not do or permit anything to be done in or about the Premises which will damage the reputation of the Project or obstruct or unreasonably interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause or maintain any nuisance in, on or about the Premises.  Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.  Provided, however, that (a) in the event of any conflict between any Rules and Regulations and the express terms of this Lease, the Lease terms shall control; (b) such Rules and Regulations do not require payment of additional material sum of money; (c) such Rules and Regulations do not unreasonably and materially interfere with Tenant’s conduct of its business or Tenant’s use and enjoyment of the Premises; (d) Landlord provides reasonable advance written notice thereof; and (e) such Rules and Regulations are uniformly enforced in a non-discriminatory manner.

5.3Intentionally Omitted.

5.4Hazardous Materials.

5.4.1Tenant’s Obligations.

5.4.1.1Prohibitions.  As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has, to the best of its knowledge, completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit G.  Tenant hereby represents, warrants and covenants that except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire, neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, “Tenant’s Agents”) will produce, use, store or generate any “Hazardous Materials,” as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released,” as that term is defined below, on, in, under or about the Premises.  If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is knowingly false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease.  Tenant shall deliver to Landlord an updated Environmental Questionnaire at least once a year, upon Landlord's request, and in the event of any material change in Tenant's use of Hazardous Materials at the Premises.  Landlord’s prior written consent shall be required to any Hazardous Materials use for the Premises not described on the initial Environmental Questionnaire, such consent not to be unreasonably withheld, conditioned, or delayed.  Tenant shall not install or permit any underground storage tank on the Premises.  In addition, Tenant agrees that it:  (i) shall not cause or suffer to occur, the Release of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; and (ii) shall not engage in activities at the Premises that result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of an environmental lien or use restriction upon the Premises.  For purposes of this Lease, “Hazardous Materials” means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws.  The term “Hazardous Materials” for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a “hazardous material” under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises.  For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

Any use or storage of Hazardous Materials by Tenant permitted pursuant to this Article 5 shall not exceed Tenant’s proportionate share (measured on a per floor basis), based on the standards of the BMBL (as defined below), of similarly classed Hazardous Materials.  Notwithstanding the foregoing to the contrary, in no event shall Tenant or anyone claiming by through or under Tenant perform work at or above the risk category Biosafety Level 2  as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as Landlord may reasonable designate). Tenant shall comply with all applicable provisions of the standards of the BMBL to the extent applicable to Tenant’s operations in the Premises.

5.4.1.2Intentionally Omitted.

5.4.1.3Notices to Landlord.  Unless Tenant is required by Applicable Laws to give earlier notice to Landlord, Tenant shall notify Landlord in writing as soon as reasonably possible but in no event later than five (5) days after knowledge of (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury.  Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”.  Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims.  Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any “Environmental Laws,” as that term is defined below.  Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord’s prior written consent.  Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim.  For purposes of this Lease, “Environmental Laws” means all applicable present and future laws, including principles of common law, relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public.  Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., North Carolina Oil Pollution and Hazardous Substances Control Act, N.C. Gen. Stat.  § 143-215.75 et seq., North Carolina Inactive Hazardous Sites Act, N.C. Gen. Stat. § 130A-310, North Carolina Water and Air Resources Act, N.C. Gen. Stat. § 143-211 et seq., 15A N.C. Admin. Code Subchapter 2L, , and any other state or local law counterparts, as amended, as such Applicable Laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.

5.4.1.4Releases of Hazardous Materials.  If any Release of any Hazardous Material in, on, under, from or about the Premises shall occur at any time during the Lease and/or if any other Hazardous Material condition exists at the Premises proximately due to the breach of Tenant’s obligations under this Section 5.4 that requires response actions under Environmental Laws, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant reasonably approved by Landlord, all in accordance with the provisions and requirements of this Section 5.4, including, without limitation, Section 5.4.4, and (iv)  take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises are remediated to a condition allowing unrestricted use of the Premises (i.e. to a level that will allow any future use of the Premises, including residential, without any engineering controls or deed restrictions), all in accordance with the provisions and requirements of this Section 5.4.  Landlord may, as required by any and all Environmental Laws, report the Release of any Hazardous Material to the appropriate governmental authority, identifying Tenant as the responsible party.  Tenant shall deliver to Landlord copies of all administrative orders, notices, demands, directives or other communications directed to Tenant from any governmental authority with respect to any Release of Hazardous Materials in, on, under, from, or about the Premises, together with copies of all investigation, assessment, and remediation plans and reports prepared by or on behalf of Tenant in response to any such regulatory order or directive.  Notwithstanding the foregoing, if Tenant provides Landlord with substantial proof that a Release in the Premises was caused by another tenant or occupant in the Project then Landlord shall use good faith efforts to assist Tenant in pursuing such party to cause it to remediate the Release or pay for such remediation, but ultimately Tenant’s obligations under this Section 5.4 shall remain as stated herein.

5.4.1.5Indemnification.

5.4.1.5.1In General.  Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials in, on, under or about the Premises by Tenant, except to the extent such liabilities result from the gross negligence or willful misconduct of Landlord following the Lease Commencement Date.  The foregoing obligations of Tenant shall include, including without limitation:  (i) the costs of any required or necessary removal, repair, cleanup or remediation of the Premises, and the preparation and implementation of any closure, removal, remedial or other required plans; (ii) judgments for personal injury or property damages; and (iii) all costs and expenses incurred by Landlord in connection therewith.  It is the express intention of the parties to this Lease that Tenant assumes all such liabilities, and holds Landlord harmless from all such liabilities, associated with the environmental condition of the Premises, arising on or after the date Tenant takes possession of the Premises.

5.4.1.5.2Limitations.  Landlord warrants and represents that Landlord has not engaged in the Release of any Hazardous Materials subsequent to the date of the “Phase I Environmental Site Assessment Report” bearing ECS Project No. 49-1782, prepared on behalf of Longfellow Real Estate Ventures, LLC as of April 18, 2016  (“ECS Phase I”) Landlord further warrants and represents that, to Landlord’s knowledge, on or after the effective date of the ECS Phase I report, Landlord has not received a summons, citation, directive, letter or other communication, written or oral, from any state agency or the U.S. Government concerning the Project or any intentional or unintentional action on Landlord or any occupant’s part as a result of a Release of any Hazardous Materials.

5.4.1.6Compliance with Environmental Laws.  Without limiting the generality of Tenant’s obligation to comply with Applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws.  Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises.  Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials.  Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s satisfaction compliance with all Environmental Laws and the terms of this Lease.

5.4.2Assurance of Performance.

5.4.2.1Environmental Assessments In General.  Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate (and with reasonable advance notice to Tenant, not less than 5 business days) to perform “Environmental Assessments,” as that term is defined below, to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.  For purposes of this Lease, “Environmental Assessment” means an assessment including, without limitation:  (i) an environmental site assessment conducted in accordance with the then-current standards of the American Society for Testing and Materials and meeting the requirements for satisfying the “all appropriate inquiries” requirements; and (ii) sampling and testing of the Premises based upon potential recognized environmental conditions or areas of concern or inquiry identified by the environmental site assessment.

5.4.2.2Costs of Environmental Assessments.  All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.4, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor (and reasonable documentation of Tenant’s material breach of its environmental obligations).

5.4.3Tenant’s Obligations upon Surrender.  At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall:  (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for any purpose; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

5.4.4Clean-up.

5.4.4.1Environmental Reports; Clean-Up.  If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.4, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required, Tenant shall promptly prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease.  Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all Applicable Laws and as required by such plan and this Lease.  If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) business days after receipt of written demand therefor.

5.4.4.2No Rent Abatement.  Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

5.4.4.3Surrender of Premises.  Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease, and shall fully comply with all Environmental Laws and requirements of any governmental authority with respect to such completion, including, without limitation, fully comply with any requirement to file a risk assessment, mitigation plan or other information with any such governmental authority in conjunction with the Clean-up prior to such surrender.  Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action is required for the unrestricted use of the Premises from an Environmental Law standpoint (“Closure Letter”).  Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials in accordance with applicable laws.

5.4.4.4Failure to Timely Clean-Up.  Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, and Tenant’s failure to receive the Closure Letter is prohibiting Landlord from leasing the Premises or any part thereof to a third party, or prevents the occupancy or use of the Premises or any part thereof by a third party, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.4.

5.4.5Confidentiality.  Unless compelled to do so by Applicable Law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned, or delayed.  In the event Tenant reasonably believes that disclosure is compelled by Applicable Law, it shall provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order.  Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.4.

5.4.6Copies of Environmental Reports.  Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof.  Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

5.4.7Intentionally Omitted.

5.4.8Signs, Response Plans, Etc.  Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws.  Tenant shall also complete and file any business response plans or inventories required by any Applicable Laws.  Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.4.9Survival.  Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.4 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.4 have been completely performed and satisfied.

6.SERVICES AND UTILITIES

6.1Landlord Provided Services.  Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, provided that the connected electrical load of the incidental use equipment and the connected electrical load of Tenant’s lighting fixtures does not exceed Tenant’s Share of the system capacity (as reasonably documented by Landlord).  Tenant shall bear the cost of replacement of lamps, starters and ballasts for lighting fixtures within the Premises.

6.1.2Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas and service to the Premises.

6.1.3Landlord shall provide a dumpster and/or trash compactor at the Building for use by Tenant and other tenants for ordinary office waste (and not for Hazardous Materials).

6.1.4Landlord shall provide landscaping, snow and ice removal in the Common Areas.

6.1.5Landlord shall provide access to the rooftop as stated in Section 7.2.

6.1.6Landlord shall provide Building standard heating, ventilation (including exhaust) and air conditioning (“HVAC”).

6.2Tenant Provided Services and Utilities.  Except as otherwise expressly set forth in Section 6.1, above, Tenant will be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Premises including internet, telephone, janitorial and interior Building security services.

6.2.1Landlord shall not provide janitorial or trash services for the Premises except as expressly provided in Section 6.1.3, above.  Tenant shall be solely responsible for performing all janitorial and trash services and other cleaning of the Premises, all in compliance with Applicable Laws.  In the event such service is provided by a third party janitorial service, and not by employees of Tenant, such service shall be a janitorial service approved in advance by Landlord, (Landlord shall provide Tenant with a list of approved vendors upon Tenant’s request).  The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with Comparable Buildings.

6.2.2Subject to Applicable Laws and the other provisions of this Lease (including, without limitation, the Rules and Regulations, and except in the event of an emergency), Tenant shall have access to the Building, the Premises and the Common Areas of the Building, other than Common Areas requiring access with a Building engineer, twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the limited-access areas of the Building during the normal operating hours of such portions of the Building.

Tenant shall reasonably cooperate with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2.3Tenant shall pay for all water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon, whether part of Operating Expenses or as provided under this Article 6.  Tenant shall pay all costs and expenses for any separately metered utilities provided exclusively to the Premises directly to the applicable service provider.  Tenant shall pay all actual out-of-pocket costs and expenses, without mark-up, for utility charges that are based on a check- or sub-metering metering installation based on Landlord’s reading of such meters and directly to Landlord, including without limitation for utility charges for power, gas and water serving the HVAC system of the Building (which are measured by the control management system of the Building based on air volume provided to each tenant space).  Additional Rent for such utilities may be reasonably estimated monthly by Landlord, based on actual readings of sub- and “check” meters where applicable, and shall be paid monthly by Tenant within thirty (30) days after being billed with a final accounting based upon actual bills received from the utility providers following the conclusion of each fiscal year of the Building.

6.3Metering.  If necessary, Landlord may install devices to separately meter any utility use (or use other reasonable industry standard methods to reasonably estimate such use) and in such event Tenant shall pay the cost directly to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such metering devices.  Tenant’s use of electricity and any other utility shall never exceed the capacity of the feeders to the Project or the risers or wiring installation or Tenant’s Share of the per floor limits as reasonably determined and documented by Landlord.

6.4Interruption of Use.  Tenant agrees that, to the extent permitted pursuant to Applicable Laws, Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause not under Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

Notwithstanding the foregoing to the contrary, in the event that there shall be an interruption, curtailment or suspension of any service required to be provided by Landlord pursuant to Section 6.1 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of a material portion of the Premises, and Tenant actually ceases to use affected portion of the Premises (any such event, a “Service Interruption”), and if (i) such Service Interruption shall continue for seventy-two (72) consecutive hours following receipt by Landlord of written notice from Tenant describing such Service Interruption (the “Service Interruption Notice”), (ii) such Service Interruption shall not have been caused, in whole or in part, by reasons beyond Landlord’s reasonable control or by an act or omission in violation of this Lease by Tenant or by any negligence of Tenant, or Tenant’s agents, employees, contractors or invitees, and (iii) either (A) Landlord does not diligently commence and pursue to completion the remedy of such Service Interruption or (B) Landlord receives proceeds from its rental interruption insurance that covers such Service Interruption (a Service Interruption that satisfies the foregoing conditions being referred to hereinafter as a “Material Service Interruption”) then, as liquidated damages and Tenant’s sole remedy at law or equity, Tenant shall be entitled to an equitable abatement of Base Rent and Tenant’s Share of Direct Expenses, based on the nature and duration of the Material Service Interruption, the area of the Premises affected, and the then current Rent amounts, for the period that shall begin on the commencement of such Material Service Interruption and that shall end on the day such Material Service Interruption shall cease.  To the extent a Material Service Interruption is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant’s right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the provisions of this paragraph shall not apply

6.5Responsibility Matrix. The matrix attached hereto as Exhibit H and incorporated by reference provides the maintenance, repair, services, and utilities responsibilities for Landlord and Tenant at the Premises and Building (“Responsibility Matrix”).  Landlord reserves the right at any time to make reasonable changes to the Responsibility Matrix based on current conditions at the Building as in Landlord’s reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building.  The parties shall perform the obligations as noted in the Responsibility Matrix and to the extent of any discrepancies between this Article 6 and the Responsibility Matrix the details in the Responsibility Matrix shall control.

7.REPAIRS

7.1Tenant Repairs.  Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, furnishings, supplemental/non-Building heating, ventilation (including exhaust) and air conditioning (which Tenant installs as part of the Tenant Improvements) (“Supplemental HVAC”), and systems and equipment therein (including, without limitation, plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta‑hot dispensers), and the floor of the Building on which the Premises are located, in good order, repair and condition as received (ordinary wear and tear and casualty damage excepted) at all times during the Lease Term.  In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior reasonable approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs (after notice from Landlord a reasonable opportunity to do so), Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.  Without limitation, Tenant shall be responsible for the Supplemental HVAC and Tenant shall secure, pay for, and keep in force contracts with appropriate and reputable service companies reasonably approved by Landlord providing for the regular maintenance of such systems.

7.2Riser Room and Rooftop Rights.  Landlord grants Tenant the right, subject to the terms and conditions of this Lease, to access the riser room and the roof of the Building in order to maintain, repair and replace the Supplemental HVAC equipment and any other mechanical equipment located in the riser room or on the roof for which Tenant is responsible to repair, maintain and replace.  Tenant may not install additional locks on any access doors or any equipment in such areas.  In the event the Tenant desires to move any rooftop equipment or install any new rooftop equipment the exact location and layout of such items must be approved in advance in writing by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.  Tenant’s access to the riser room for the purposes of exercising its rights and obligations under this Section 7.2 shall be limited to Building Hours by prior appointment with the property manager, except in the case of emergencies.  In the event of an emergency Tenant shall utilize Landlord’s after-hours contact information.  Tenant shall be provided access to the rooftop at all times except during an emergency through card access with Tenant’s personnel who are approved in advance by Landlord.  Tenant shall engage Landlord’s roofer before beginning any rooftop installations or repairs which affect the roof whether under this Section 7.2 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof.  Tenant shall obtain a letter from Landlord’s roofer following completion of such work stating that the roof warranty remains in effect.  Tenant agrees that Tenant’s access to the riser room or roof and any work on the roof shall be at Tenant’s sole risk.  Tenant shall indemnify, defend and hold Landlord harmless against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury (except to the extent due to the grossly negligent act or willful misconduct of Landlord or its employees, agents or contractors) arising out of the access to the riser room or rooftop or any work on the rooftop by Tenant or its employees, agents, or contractors, including any liability arising out of Tenant’s violation of this Section 7.2.  Tenant shall specifically be responsible for Landlord’s costs to repair any damage or remedy any infraction caused by Tenant or Tenant’s vendor in the riser room or on the roof of the Building.  Landlord shall not be responsible for any damage or harm that result from Tenant’s inability or delay to access the riser room or rooftop and Tenant hereby waives any claims against Landlord arising from such delays in access.  The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

7.3Landlord Repairs. Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, windows, foundation and roof (including roof membrane) of the Building, the structural portions of the floors of the Building, and the base building systems and equipment of the Building and Common Areas (to the extent not serving Tenant exclusively (but Landlord acknowledges and agrees that the air handler currently serving the Premises constitutes part of the base Building)), except to the extent that such repairs are required due to the gross negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the gross negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith.  Subject to the terms of Article 27, below, Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon reasonable prior notice to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall reasonably desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

8.ADDITIONS AND ALTERATIONS

8.1Landlord’s Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.  Notwithstanding the foregoing, Tenant shall be permitted to make non-structural Alterations following ten (10) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations (i) do not materially affect the Building roof, systems or equipment, (ii) are not visible from the exterior of the Building, and (iii) cost less than fifty thousand and 00/100 ($50,000.00) per year.

8.2Prior to commencing any Alterations affecting air distribution or disbursement from ventilation systems serving Tenant or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form reasonably acceptable to Landlord, showing that such work will not materially and adversely affect the ventilation systems or air quality of the Building (or of any other tenant in the Building) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work.

8.3Manner of Construction.  Landlord may impose, as an express condition of its consent (at the time said consent is given) to any and all Alterations (other than the Tenant Improvements) or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), the requirement that upon Landlord’s request at the time Landlord approves said Alterations (subject to the terms of Section 8.5, below), Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term.  Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority).  Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  Upon completion of any Alterations (or repairs), Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work.  In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.  Landlord shall make its construction rules and a pre-approved vendor list available to Tenant upon request.

8.4Payment for Improvements.  If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to four percent (4%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.  If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work including a construction management fee in the amount of two and one-half percent (2.5%) of the total costs of such work, up to but not to exceed a total payment by Tenant to Landlord of Forty Thousand and 00/100 Dollars ($40,000.000).

8.5Construction Insurance.  In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance (to the extent that the cost of the work shall exceed $100,000.00) in an amount approved by Landlord covering the construction of such Alterations, and such other standard and reasonable insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease and such general liability insurance shall name the Landlord Parties as additional insureds.  In addition, Tenant’s contractors and subcontractors shall be required to carry workers compensation insurance with a waiver of subrogation in favor of Landlord Parties.

9.COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials or services furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any work, services or obligations related to the Premises giving rise to any such liens or encumbrances (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (to the extent applicable pursuant to then Applicable Laws).  Tenant shall remove any such lien or encumbrance by statutory lien bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.

10.INSURANCE

10.1Indemnification and Waiver.  Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its lenders, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, injury, expense and liability (including without limitation court costs and reasonable attorneys’ fees) during the Lease Term, or any period of Tenant’s occupancy of the Premises prior to the commencement or after the expiration of the Lease Term, incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its reasonable costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2Tenant’s Compliance With Landlord’s Property Insurance.  Tenant shall, at Tenant’s expense, comply with all reasonable insurance company requirements pertaining to the use of the Premises.  If Tenant’s conduct or use of the Premises for any purpose other than customary, general office use causes any increase in the premium for such insurance policies (as reasonably documented by Landlord) then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3Tenant’s Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal and advertising injury and property damage (including loss of use thereof) arising out of Tenant’s operations, products/completed operations, and contractual liability including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, and including, solely on a claims-made basis, products and completed operations coverage, for limits of liability of not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal and Advertising Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured’s participation

10.3.2Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “New Improvements”).  Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.

10.3.3Business Income Interruption for one (1) year plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.  The policy will include a waiver of subrogation in favor of the Landlord Parties.

10.4Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall (i) name Landlord, its subsidiaries and affiliates and any other party the Landlord so specifies, as an additional insured, as applicable, including Landlord’s managing agent, if any; (ii) cover the liability assumed by Tenant under this Lease; (iii) be issued by an insurance company having a rating of not less than A:VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of North Carolina; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurer shall endeavor to provide written notice to Landlord and any mortgagee of Landlord,  to the extent such names are furnished to Tenant prior to the cancellation of such policy.  Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the earlier to occur of (A) the Lease Commencement Date, and (B) the date upon which Tenant is first provided access to the Premises, and at least ten (10) days before the expiration dates thereof.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate within ten (10) days after written notice from Landlord, Landlord may, at its option (upon notice to Tenant), procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5Subrogation.  Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder.  The parties agree that their respective insurance policies are now, or shall specify that the waiver of subrogation shall not affect the right of the insured to recover thereunder.

10.6Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of insurance to the extent required by any lender or mortgagee on the Building.

10.7Landlord Insurance Obligations.  Landlord shall keep in force during the term of this Lease at least the following coverage: (i) commercial general liability insurance against any and all claims for bodily injury and property damage occurring in or about the Building or the Common Areas having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, and (ii) property insurance for fire, casualty and special causes of loss in such amounts and coverages as Landlord deems appropriate or is otherwise required of Landlord by its lender or Applicable Law, but in no event less than the lesser of (a) at least one hundred percent (100%) percent of the replacement cost of the Building or (b) the maximum insurable value of the Building.

11.DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore such Common Areas and the Premises to substantially the same condition as existed prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the or the use of Premises shall not be materially impaired.  Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) of this Lease and Landlord’s obligation to restore any Alterations or Tenant Improvements shall be limited to the extent of such proceeds received by Landlord.  To the extent permitted pursuant to Applicable Laws, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises, or a material portion of the Premises, are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.

11.2Landlord’s Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within forty-five (45) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) at least Ten Thousand and 00/100 Dollars ($10,000.00) of damage is not fully covered by Landlord’s insurance policies; (iv) intentionally omitted; (v) the damage occurs during the last twelve (12) months of the Lease Term; or

(vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after the date of the damage, Tenant may elect, no earlier than thirty (30) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.  Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied:  (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; and (b) as a result of the damage, Tenant cannot reasonably conduct business from the Premises.  In addition, Tenant may terminate this Lease if the damage to the Premises occurs during the last twelve (12) months of the Lease Term and such repair will take more than 10% of the remaining Term to repair.

12.NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13.CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall  not be so terminated, the Rent shall be proportionately abated.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, and provided that such temporary taking does not materially preclude or unreasonably diminish Tenant’s ability to conduct business from the Premises, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, provided, however, that Tenant shall be entitled to a share of the award for any loss of fixtures and improvements and for moving and other reasonable expenses that do not otherwise reduce Landlord’s recovery.

14.ASSIGNMENT AND SUBLETTING

14.1Transfers.  Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space.  Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees(not to exceed $1,500.00 for Landlord’s internal costs) plus any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2Landlord’s Consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2The Transferee is either a governmental agency or instrumentality thereof;

14.2.3The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.4The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.5Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is actively negotiating with Landlord or has negotiated with Landlord during the four (4) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project (and Landlord has suitable space available in the Project to meet Transferee’s needs).

14.2.6In Landlord’s reasonable determination, the sub-rent, additional rent or other amounts received or accrued by Tenant from subleasing, assigning or otherwise Transferring all or any portion of the Premises is based on the income or profits of any person, or the assignment of sublease could cause any portion of the amounts received by Landlord pursuant to this Lease to fail to qualify as “rents from real property” within the meaning of section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision thereto or which would cause any other income of Landlord to fail to qualify as income described in section 856(c)(2) of the Code.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

14.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee (other than any Permitted Transferee).  “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable third party expenses incurred by Tenant for (i) any design and construction costs incurred on account of changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent and tenant improvement allowances reasonably provided to the Transferee in connection with the Transfer (provided that such free rent and tenant improvement allowances shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), (iii) any brokerage commissions in connection with the Transfer, (iv) legal fees and disbursements reasonably incurred in connection with the Transfer, and (v) any unamortized Excess Costs, as defined in Exhibit D (as determined on a straight line basis over the initial term of this Lease, without interest) paid by Tenant for the Tenant Improvements (collectively, “Tenant’s Subleasing Costs”).  “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4Landlord’s Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer which, together with all prior Transfers then remaining in effect, would cause seventy-five percent (75%) or more of the Premises to be Transferred for more than fifty percent (50%) of the then remaining Lease Term (assuming all sublease renewal or extension rights are exercised), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined).  The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space.  Thereafter, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space.  Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.

14.5Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) intentionally omitted, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.

14.6Sublease/Transfer Restrictions.  Notwithstanding anything contained herein to the contrary and without limiting the generality of Section 14.1 above, Tenant shall not:  (a) sublet all or part of the Premises or assign or otherwise Transfer this Lease on any basis such that the rental or other amounts to be paid by the subtenant or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the subtenant or assignee; (b) sublet all or part of the Premises or assign this Lease to any person or entity in which, under Section 856(d)(2)(B) of the Code, Longfellow Atlantic REIT, Inc., a Delaware corporation (the “Company”), or any affiliate of the Company owns, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d) (5) of the Code), a ten percent (10%) or greater interest; or (c) sublet all or part of the Premises or assign this Lease in any other manner or otherwise derive any income which could cause any portion of the amounts received by Landlord pursuant hereto or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c) (2) of the Code.  The requirements of this Section 14.4 shall likewise apply to any further subleasing, assignment or other Transfer by any subtenant or assignee.  All references herein to Section 856 of the Code also shall refer to any amendments thereof or successor provisions thereto.

14.7Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to:  (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease (beyond applicable notice and cure period), Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.  If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8Non-Transfers.  Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, (iii) an assignment of the Premises to an entity which is the resulting entity of a merger or consolidation of Tenant, or (iv) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange (collectively, a “Permitted Transferee”), shall not be deemed a Transfer under this Article 14, provided that (A) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate,

(B) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (C) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, and (D) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease.  An assignee of Tenant’s entire interest that is also a Permitted Transferee may also be known as a “Permitted Assignee”.  “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.  No such permitted assignment or subletting shall serve to release Tenant from any of its obligations under this Lease.

15.	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions (not including modular “clean rooms” built into the Premises as part of the Tenant Improvements) and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. In no event shall any Landlord’s Work be deemed to be Tenant’s personal property, it being the intent that Tenant’s personal property includes only those items that are not built into the Premises and that have not been constructed or installed by Landlord pursuant to the Work Letter.

15.3Environmental Assessment.  Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Materials due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the Environmental Assessment called for by this Section 15.3 to be issued.  Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report (an “Environmental Assessment”) addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental consultant or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental consultant’s inspection of the Premises and shall state, to the Landlord’s reasonable satisfaction, that (a) the Hazardous Materials described in the first sentence of this paragraph, to the extent, if any, existing prior to such decommissioning, have been removed in accordance with Applicable Laws; (b) all Hazardous Materials described in the first sentence of this paragraph, if any, have been removed in accordance with Applicable Laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with Applicable Laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without giving notice in connection with such Hazardous Materials; and

(c) the Premises may be reoccupied for office, research and development, or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials described in the first sentence of this paragraph and without giving notice in connection with Hazardous Materials.  Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials.  The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results.  Tenant shall submit to Landlord the scope of the proposed Environmental Assessment for Landlord’s reasonable review and approval at least 30 days prior to commencing the work described therein or at least 60 days prior to the expiration of the Lease Term, whichever is earlier.

If Tenant fails to perform its obligations under this Section 15.3 without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense if Tenant has not commenced to do so within said five day period, and Tenant shall within 10 days of written demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work.  Tenant’s obligations under this Section 15.3 shall survive the expiration or earlier termination of this Lease.  In addition, at Landlord’s election, Landlord may inspect the Premises and/or the Project for Hazardous Materials at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease.  Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release of Hazardous Materials exists at the Project or Premises as a proximate result of the acts or omissions of Tenant, its officers, employees, contractors, and agents (except to the extent resulting from (i) Hazardous Materials existing in the Premises as at the delivery of possession to Tenant (in which event Landlord shall be responsible for any Clean-up, as provided in this Lease), or (ii) the acts or omissions of Landlord or Landlord’s agents, employees or contractors).

16.HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term.  If Tenant holds over after the expiration of the Lease Term of earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be deemed to be a tenancy by sufferance only, and shall not constitute a renewal hereof or an extension for any further term.  In either case, Base Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease for the first two (2) months of such holdover with such rate increasing to one hundred fifty percent (150%) of the Base Rent if Tenant holdsover longer than two (2) months.  Such month-to-month tenancy or tenancy by sufferance, as the case may be, shall be subject to every other applicable term, covenant and agreement contained herein.  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

17.ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit F, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.  At any time during the Lease Term, but not more often than twice per year, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

18.SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant.  Landlord’s delivery to Tenant of commercially reasonable non-disturbance agreement(s) in favor of Tenant from any ground lessors, mortgage holders or lien holders of Landlord who come into existence following the date hereof but prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to subordinate this Lease to any such ground lease, mortgage or lien.  Landlord’s interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

19.DEFAULTS; REMEDIES

19.1Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due (provided, however, that it shall not be a default if Tenant makes full payment within five (5) business days after receipt of written notice of any delinquency; provided that Landlord shall not be required to provide more than one (1) such notices in any twelve (12) month period during the Lease Term); or

19.1.2Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3Abandonment of the Premises by Tenant and failure to perform any obligation under this Lease regarding the maintenance, cleanliness or operation of the Premises within five (5) business days after notice from Landlord; or

19.1.4The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2Remedies Upon Default.  Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any separate notice or demand whatsoever.

19.2.1Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein.  Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant.  Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of rent or for a prior breach of the provisions of this Lease.  Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof.  Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property at public auction or auctions or at private sale or sales after seven days’ notice to Tenant and apply the net proceeds to the earliest of installments of rent or other charges owing Landlord.  Tenant agrees that a notice by Landlord alleging any default shall, at Landlord’s option (the exercise of such option shall be indicated by the inclusion of the words “notice to quit” in such notice), constitute a statutory notice to quit.  If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods.

19.2.2In the case of termination of this Lease pursuant to Section 19.2.1, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all reasonable costs incurred in collecting amounts due from Tenant under this Lease (including reasonable attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, costs of preparing space, and the like); and all Landlord’s other reasonable expenditures necessitated by the termination.  The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

19.2.3Landlord may elect by written notice to Tenant within one year following such termination to be indemnified for loss of rent by a lump sum payment representing the then present value of the amount of Rent that would have been paid in accordance with this Lease for the remainder of the Lease Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Lease Term (if less than the Rent payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to re-lease the Premises.  (For the purposes of calculating the Rent that would have been paid hereunder for the lump sum payment calculation described herein, the last full year’s Additional Rent under Article 4 is to be deemed constant for each year thereafter.  The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.)  Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Charlotte, North Carolina office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years’ experience as an appraiser of life sciences buildings in the Research Triangle Park and Durham markets.  The parties agree that a decision of the arbitrator shall be conclusive and binding upon them.  If, at the end of the Lease Term, the rent that Landlord has actually received from the Premises is less than the aggregate fair market rent estimated as aforesaid, Tenant shall thereupon pay Landlord the amount of such difference.  If and for so long as Landlord does not make the election provided for in this Section 19.2.3, Tenant shall indemnify Landlord for the loss of Rent by a payment at the end of each month which would have been included in the Lease Term, representing the excess of the Rent that would have been paid in accordance with this Lease (Base Rent together with any Additional Rent that would have been payable under Article 4, to be ascertained monthly) over the rent actually derived from the Premises by Landlord for such month (the amount of rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 19.2.2 that have not been reimbursed by Tenant thereunder).

19.2.4Intentionally Omitted.

19.2.5In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 19.2, Landlord may by written notice to Tenant within six (6) months after termination under any of the provisions contained in Section 19.1 and before such full recovery, elect to recover, and Tenant shall thereupon pay, as minimum liquidated damages under this Section 19.2, an amount equal to the lesser of (i) the aggregate of the Base Rent and Additional Rent for the balance of the Lease Term had it not been terminated or (ii) the aggregate thereof for the 12 months ending one year after the termination date, plus in either case (iii) the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination and minus (iv) the amount of any recovery by Landlord under the foregoing provisions of this Section 19.2 up to the time of payment of such liquidated damages (but reduced by any amounts of reimbursement under Section 19.2.2).  Liquidated damages hereunder shall not be in lieu of any claims for reimbursement under Section 19.2.2.

19.2.6If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.7Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.  The provisions of this Section 19.2.7 are not dependent upon the occurrence of a default.

19.2.8Any obligation imposed by law upon Landlord to relet the Premises after any termination of the Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem reasonably appropriate and to develop the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Building.

19.2.9Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

19.3Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5Landlord Default.

19.5.1General.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.5.2Intentionally Omitted.

20.COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

21.SECURITY DEPOSIT

Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deposit with Landlord cash in the amount set forth in Section 9 of the Summary as security for the faithful performance by Tenant of all of its obligations under this Lease.  The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease.  After an Event of Default Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default as provided in this Lease.  The provisions of this Article shall survive the expiration or earlier termination of this Lease.  In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit then being held by Landlord shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.  Landlord shall deliver or credit to any purchaser of Landlord’s interest in the Premises the funds then held hereunder by Landlord, and thereupon (and upon confirmation by the transferee of such funds, whether expressly or by written assumption of this Lease, generally) Landlord shall be discharged from any further liability with respect to such funds.  This provision shall also apply to any subsequent transfers. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, if any, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease. Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord.  Landlord shall be entitled to all interest and/or dividends, if any, accruing on such Security Deposit.

22.SUBSTITUTION OF OTHER PREMISES

Intentionally omitted.

23.SIGNS

23.1Interior Signage.  All letters and numerals on doors or other signs on the Premises shall be in the standard form of graphics for the Building, and no others shall be used or permitted without Landlord’s prior written consent, not to be unreasonably withheld, conditioned, or delayed.  Furthermore, Tenant shall not place signs on or in the Premises which are visible from outside the Premises.  Tenant’s name and suite number shall be included by Landlord on the lobby directory for the Building, at Landlord’s cost.

23.2Intentionally omitted.

23.3Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.  Tenant may not install any signs on the exterior or roof of the Project or the Common Areas.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.  Tenant shall not place or install any projections, antennae, aerials, or similar devices inside or outside of the Building, without the prior written approval of Landlord (not to be unreasonably withheld, conditioned, or delayed), subject to Tenant’s rights pursuant to Section 23.1, above.

24.COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”).  At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises, (ii)  any Alterations or Tenant Improvements, or (iii) the Building, but as to the Building (and as to any improvements to exterior walls, structural floors and the portions of the electrical, heating, ventilation and air conditioning and other systems of the Building that serve other tenants and that are located within the Premises), only to the extent such obligations are triggered by Alterations or Tenant Improvements, or Tenant’s use of the Premises for non‑general office and laboratory use. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the Applicable Laws to the extent required in this Article 24.  Notwithstanding the foregoing terms of this Article 24 to the contrary, Tenant may defer such compliance with Applicable Laws while Tenant contests, in a court of proper jurisdiction, in good faith, the applicability of such Applicable Laws to the Premises or Tenant’s specific use or occupancy of the Premises; provided, however, Tenant may only defer such compliance if such deferral shall not (a) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, (b) prohibit Landlord from obtaining or maintaining a certificate of occupancy for the Building or any portion thereof, (c) unreasonably and materially affect the safety of the employees and/or invitees of Landlord or of any tenant in the Building (including Tenant), (d) create a significant health hazard for the employees and/or invitees of Landlord or of any tenant in the Building (including Tenant), (e) otherwise materially and adversely affect Tenant’s use of or access to the Buildings or the Premises, or (f) impose material obligations, liability, fines, or penalties upon

Landlord or any other tenant of the Building, or would materially and adversely affect the use of or access to the Building by Landlord or other tenants or invitees of the Building.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.  Landlord shall comply with all Applicable Laws relating to the Base Building and the Common Areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s use of or access to the Premises.  Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Section 4.2.7 above.

25.LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after Tenant’s receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder.  Notwithstanding the foregoing, Landlord shall not charge Tenant a late charge for the first (1st) late payment in any twelve (12) month period (but in no event with respect to any subsequent late payment in any twelve (12) month period) during the Lease Term that Tenant fails to timely pay Rent or another sum due under this Lease, provided that such late payment is made within three (3) days following the expiration of the five (5) business day period set forth in the first sentence of this Article 25.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by Applicable Law.

26.LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1Landlord’s Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue after notice in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant’s Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended.  Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27.ENTRY BY LANDLORD

Provided, however, that any such entry by Landlord shall (i) remain subject to Tenant’s reasonable security and privacy measures; and (ii) not unreasonably interfere with Tenant’s use and occupancy of the Premises, or the conduct of its business therein, then Landlord reserves the right at all reasonable times and upon not less than one (1) day’s prior written (e-mail is acceptable) notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility (to the extent applicable pursuant to then Applicable Law); or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment.  Provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with entries into the Premises, Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and shall take such reasonable steps as required to accomplish the stated purposes.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

28.TENANT PARKING

Tenant shall have the right, without the payment of any parking charge or fee (other than as a reimbursement of operating expenses to the extent allowed pursuant to the terms of Article 4 of this Lease, above), commencing on the Lease Commencement Date, to use the amount of unreserved parking spaces set forth in Section 10 of the Summary, on a monthly basis throughout the Lease Term, which parking spaces shall pertain to the on-site and/or off-site, as the case may be, parking facility (or facilities) which serve the Project.  Notwithstanding the foregoing, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking spaces by Tenant or the use of the parking facility by Tenant.  Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and shall reasonably cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations.  Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities.

29.MISCELLANEOUS PROVISIONS

29.1Terms; Captions.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the  Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5Transfer of Landlord’s Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

29.6Prohibition Against Recording.  In the event this Lease, a copy or any notice or memorandum thereof shall be recorded by Tenant without Landlord’s consent, then such recording shall constitute a default by Tenant under Article 19 hereof entitling Landlord to immediately terminate this Lease.  At the request of either Landlord or Tenant, the parties shall execute a memorandum of lease in recordable form containing such information as is necessary to constitute a notice of lease under North Carolina law.  All costs of preparation and recording such notice shall be borne by the party requesting the memorandum.  At the expiration or earlier termination of this Lease, Tenant shall provide Landlord with an executed termination of the memorandum in recordable form, which obligation shall survive such expiration or earlier termination.

29.7Landlord’s Title.  Landlord’s title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building (including rental income and insurance/condemnation proceeds).  Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties, not Tenant (except with respect to any holdover tenancy) shall be liable under any circumstances for consequential or indirect damages, including without limitation injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, governmental action or inaction, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17Waiver of Redemption by Tenant.  Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18Notices.  All notices, demands, statements, designations, approvals  or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (D) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 11 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given (i) upon receipt or refusal, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made.  As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

DURHAM TW ALEXANDER, LLC
c/o Longfellow Real Estate Partners

260 Franklin Street, Suite 1920

Boston, MA 02110

Attention: Asset Management

And

David E. Wagner

K&L Gates LLP

4350 Lassiter at North Hills Avenue

Suite 300 (27609)

Post Office Box 17047

Raleigh, North Carolina 27619-7047

29.19Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20Authority.  Landlord and Tenant each hereby represents and warrants that it is a duly formed and existing entity qualified to do business in the State of North Carolina and that said party has full right and authority to execute and deliver this Lease and that each person signing on behalf of said party is authorized to do so.

29.21Attorneys’ Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State of North Carolina.  Landlord and Tenant waive trial by jury in any action to which they are parties, and further agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, in the county where the Premises are located.

29.23Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24Brokers.  Landlord and Tenant hereby warrant to each other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that it knows of no other real estate broker or agent which represented said party who is entitled to a commission in connection with this Lease.  Landlord and Tenant each agree to indemnify and defend each other against and hold the indemnified party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26Project or Building Name, Address and Signage.  Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Tenant shall keep such confidential information confidential and shall not disclose such confidential information to any person or entity other than Tenant’s lawyers, accountants, auditors, agents, lenders, and prospective purchasers/investors for reasonable business purposes.

29.29Development of the Project.

29.29.1Subdivision.  Landlord reserves the right to subdivide all or a portion of the buildings and Common Areas.  Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith.  Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant’s payment of Tenant’s Share of Direct Expenses.

29.29.2Construction of Property and Other Improvements.  Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project.  Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.  Provided, however, that Landlord shall use good faith efforts to provide Tenant with fourteen (14) days’ notice, which may be verbal, in advance of commencing any construction activities that Landlord anticipates could disrupt Tenant’s use of the Premises, including a reasonable description of the scope of work to be performed and the anticipated duration of such activity.  At all times Landlord shall use commercially reasonable efforts to minimize any disruption with the conduct of Tenant’s business within the Premises.  Upon request from Tenant Landlord will inform Tenant of the general construction schedule for any work adjacent to the Premises or which adversely affects access to the Premises.

29.30No Violation.  Landlord and Tenant each hereby warrant and represent that neither its execution of nor performance under this Lease shall cause said party to be in violation of any agreement, instrument, contract, law, rule or regulation by which said party is bound, and said party shall protect, defend, indemnify and hold the indemnified party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from the indemnifying party’s breach of this warranty and representation.

29.31Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease.  Tenant shall pay all costs in connection therewith.  Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

29.32Transportation Management.  Tenant shall reasonably comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.  Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.33Guarantor.  Intentionally omitted.

29.34REIT.  Tenant acknowledges that the Company, an affiliate of Landlord, elects to be taxed as a real estate investment trust (a “REIT”) under the Code.  Tenant hereby agrees to modifications of this Lease required to retain or clarify the Company’s status as a REIT, provided such modifications: (a) are reasonable, (b) do not adversely affect in a material manner Tenant’s use of the Premises as herein permitted, and (c) do not increase the Base Rent, Additional Rent and other sums to be paid by Tenant or Tenant’s other obligations pursuant to this Lease, or reduce any rights of Tenant under this Lease, then Landlord may submit to Tenant an amendment to this Lease incorporating such required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord within ten (10) business days after Tenant’s receipt thereof.

29.35Additional Storage.  Landlord shall provide Tenant with access to and use an exterior storage area as shown on Exhibit I (“Storage Area”).  Tenant shall use the Storage Area in compliance with all Environmental Laws and in compliance with Section 5.4 of this Lease.  Other tenants may utilize other portions of the structure or area in which the Storage Area is located, provided that Tenant shall always have access to no less than one-half of the capacity of the larger structure (as shown on Exhibit I).  Tenant shall not exceed its share of any storage allocation applicable to the Storage Area, as reasonably determined by Landlord.

29.36Generator.  Subject to the provisions of this Section 29.36, Tenant shall be entitled to install, operate and maintain a generator and any other equipment related thereto, including, without limitation, a fuel system, wiring and shaft space (“Generator”) next to the Building at Tenant’s sole cost and expense (without paying any additional fee or rental to Landlord for the use thereof).  Prior to the installation of the Generator, Tenant shall inspect the proposed location to determine a suitable location for the Generator, and Tenant shall submit written plans and specifications relative to the type, size and proposed location (including any proposed screening) of the Generator to Landlord for its review and written approval.  Tenant shall be solely responsible for the cost of acquisition, installation, operation, and maintenance of the Generator; and Tenant shall install, maintain and operate the Generator in accordance with all federal, state, and local laws, statutes, ordinances, rules and regulations, including without limitation, obtaining and maintaining any and all permits, approvals and licenses required to install and operate the Generator by any governmental authority having jurisdiction.  Landlord and Tenant agree that, upon the expiration of earlier termination of the Lease Term, Tenant shall not be required to remove the Generator, any associated cabling, wiring and screening or other improvements.  Tenant shall not be entitled to grant or assign to any third party (other than a permitted assignee of Tenant’s rights under the Lease or a permitted subtenant relative to the Premises (or a portion thereof)) the right to use the Generator without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s discretion).  Upon reasonable advance notice to Tenant (and provided Landlord reasonably coordinates with Tenant and provides an alternate source of backup generator capacity during said transition), Landlord shall be entitled to cause the Generator to be moved to another location near the Building, at Landlord’s cost and expense. Tenant shall pay all personal property taxes on the Generator.  Tenant shall also pay any increases in the real property taxes of the Building due to the installation of the Generator within thirty (30) days of receipt of notice from Landlord which includes proof of such increase in taxes.  Tenant’s indemnity obligations under Section 5.4.1.5 of the Lease, relating to the use of Hazardous Materials, shall apply to the use and operation of the Generator.  Finally, Tenant’s insurance obligations under Section 10.3 of the Lease shall apply to the Generator.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:			TENANT:

DURHAM TW ALEXANDER, LLC,			PRECISION BIOSCIENCES, INC.,

a Delaware limited liability company			a Delaware corporation

By:	/s/ Jamison N. Peschel		By:	/s/ Matt Kane

	Name:	Jamison N. Peschel		Name:	Matt Kane

	Its:	Authorized Signatory		Its:	CEO

By:			By:

	Name:			Name:

	Its:			Its:

EXHIBIT A

BioPoint Innovation Labs

FIRST OFFER SPACE

KEY PLAN
RSF: 12,205

LONGFELLOW

BIOPOINT INNOVATION LABS

20 TW ALEXANDER

INDIVIDUAL VACANCY PLAN

LOWER LEVEL

phillips architecture pa
6601 Six Forks Road
Suite 130
Raleigh, NC 27615
919.876.1800
Fax: 919.876.4432

EXHIBIT B

NOTICE OF LEASE TERM DATES

To:

Re:

Lease dated ____________, 20__ between ____________________, a _____________________ (“Landlord”), and _______________________, a _______________________ (“Tenant”) concerning Suite ______ on floor(s) __________ of the office building located at [INSERT BUILDING ADDRESS].

Gentlemen:

In accordance with the Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on _____________ for a term of _______________ ending on _______________.
2.	Rent commenced to accrue on ____________, in the amount of ____________.
3.

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment.  Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to __________ at ______________.
5.	The exact number of rentable/usable square feet within the Premises is _________ square feet.
6.	Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is ____________%.

“Landlord”:

a

By:
Its:

Agreed to and Accepted as

of                , 20_.

“Tenant”:

a

By:
Its:

EXHIBIT C

PREMISES

KEY PLAN
RSF: 17,296

DATE: 06/29/18
SCALE: NTS

LONGFELLOW

BIOPOINT INNOVATION LABS
20 TW ALEXANDER

INDIVIDUAL VACANCY PLAN
FIRST FLOOR

phillips architecture pa

6601 Six Forks Road
Suite 130
Raleigh, NC 27615
919.878.1660
Fax: 919.878.4432

EXHIBIT D

tenant WORK LETTER

This Tenant Work Letter sets forth the terms and conditions relating to the construction of the initial tenant improvements in the Premises.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.  All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of the Lease to which this Tenant Work Letter is attached as Exhibit D and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of this Tenant Work Letter.

1.LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

1.1Landlord Work.  Landlord shall, at Landlord’s sole cost and expense, complete the work described on the attached Attachment 1 (collectively, the “Landlord Work”).  The Landlord Work shall be performed in a first-class, workmanlike manner.

2.TENANT IMPROVEMENTS

2.1Tenant Improvements Allowance.  Tenant shall be entitled to a tenant improvement allowance (the “Tenant Improvements Allowance”) in the maximum aggregate amount of  $1,220,720.00 (in a total amount equivolent to $70.58 per rentable square foot of the entire Premises initially leased hereunder)  and adjusted based on the actual square footage) (the “Maximum Allowance Amount”) for the hard costs and customary soft costs, as noted below, incurred by Tenant, including, without limitation,  architectural and engineering fees, construction contractor fees, Tenant’s project management fees, a 2% fee payable to Landlord or its affiliates for oversight and administrative costs related to the Tenant Improvements (“Landlord’s Project Oversight Fee”), permits, and such other costs arising from or relating to the design and construction of Tenant’s improvements which are to be permanently affixed to the Premises in accordance with this Work Letter (the “Tenant Improvements”).  Landlord’s Project Oversight Fee shall be equivolent to, but not exceed, a total of 2% of the Tenant Improvement Allowance paid to Tenant. For the avoidance of any doubt, the purchase and installation of data and telecommunications cabling shall not be included in the definition of Tenant Improvements and there shall not be any Landlord’s Project Oversight Fee payable with respect to costs and expenses related thereto. Tenant agrees to keep the Landlord advised as to the progress of the work by providing copies of the Contractor’s applications for payment.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Maximum Allowance Amount.  All Tenant Improvements for which the Tenant Improvements Allowance has been used to pay shall be deemed Landlord’s property under the terms of the Lease.

2.2Disbursement of the Tenant Improvements Allowance.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvements Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process) for costs incurred by Tenant related to the design and construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvements Allowance Items”):  (i) payment of the fees of the “Architect” as that term is defined in Section 3.1 of this Tenant Work Letter in connection with the preparation and review of the “Construction Documents,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) payment of the Landlord’s Project Oversight Fee, (iii) the cost of any changes to the Construction Documents or Tenant Improvements required by all applicable building codes (the “Code”) enacted after approval of the Construction Documents, (iv) costs payable to the Contractor and any subcontractors, and (v) other costs incurred in connection with the Tenant Improvements to the extent the same can be paid using the Tenant Improvements Allowance pursuant to the specific provisions of this Tenant Work Letter.

Once Landlord is required to disburse any portion of the Tenant Improvement Allowance as noted herein, Landlord shall disburse the applicable portion of the Tenant Improvements Allowance within thirty (30) calendar days of receiving from Tenant a Payment Request (as hereinafter defined), an amount equal to the portion of the actual costs and expenses Tenant has incurred and paid in connection with the design and construction of the Tenant Improvements to date, over the amount Tenant is required to pay as noted in Section 4.3.1, which are to be paid for from the Tenant Improvement Allowance provided the following conditions have been satisfied:

(1)Tenant has delivered to Landlord a payment request (“Payment Request”) in a form reasonably satisfactory to Landlord specifying the work which has been completed; and

(2)Tenant’s general contractor and/or architect shall have submitted an application for payment and sworn statement substantially in the form of AIA Document G702 and AIA Document G703; and

(3)Tenant has submitted to Landlord lien waivers or partial lien waivers from all contractors, first tier subcontractors, artchitects, and first tier materialmen who performed such work to cover the work included under the Payment Request and all prior work Tenant was required to pay for before utilizing the Tenant Improvements Allowance.

Notwithstanding anything herein to the contrary, the Tenant Improvements Allowance must be requested by Tenant, if at all, in accordance with this paragraph on or before the date that is one year following the Rent Commencement Date, and any portion not requested by such date may no longer be utilized by Tenant and shall be deemed forfeited to Landlord.

3.CONSTRUCTION DOCUMENTS

3.1Selection of Architect/Construction Documents.  Landlord consents to Tenant retaining Integrated Design, PA  (the “Architect”) to prepare the “Construction Documents,” as that term is defined in this Section 3.1 for the Tenant Improvements, together with the consulting engineers selected by the Architect and reasonably approved by Landlord.  Tenant is not obligated to retain Integrated Design, PA and may retain another Architect or Architects from time to time, provided, however, that any such other Architects shall be subject to Landlord’s reasonable approval.  The plans and drawings to be prepared by Architect hereunder shall be known collectively as the “Construction Documents.”  All Construction Documents shall reasonably comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s and Tenant’s approval.  Landlord may hire an architectural firm to conduct a peer review, and the fees associated with this peer review shall be paid from the Landlord’s Project Oversight Fee and shall not result in an additional charge to Tenant.

Landlord has no obligation to approve any Tenant Change or any Tenant Improvements not shown on the plans previously approved by Landlord and Tenant or reasonably inferable therefrom if, in Landlord’s reasonable judgment, such Tenant Improvements (i) would materially increase the cost of performing any other work in the Building, not including the Tenant Improvements, unless in each case Tenant agrees to pay such costs based on Landlord’s Change Estimate Notice (as defined below), (ii) are incompatible with the design, quality, equipment or systems of the Building or otherwise require a change to the existing Building systems or structure, each in a manner that would not otherwise be required in connection with the improvements contemplated by the Fit Plan (as defined below), (iii) is not consistent with the existing quality and nature of the Building, or (iv) otherwise do not comply with the provisions of the Lease.

3.2Final Space Plan.  Landlord and Tenant have reviewed and approved the preliminary space plan prepared by the Architect attached as Attachment 3 hereto (the “Fit Plan”).  Tenant shall use commercially reasonable efforts to cause the Architect to prepare a space plan for the Premises which space plan shall be reasonably consistent with the Fit Plan and shall include a layout and designation of all labs, offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the space plan to Landlord and Tenant for their approval. Landlord and Tenant shall review and provide any changes to the space plan within five Business Days of receipt thereof.  Once Landlord and Tenant approve the final space plan, the space plan shall be considered final (the “Final Space Plan”).

3.3Construction Documents.  Tenant shall cause  the Architect to complete final Construction Documents consistent with the Final Space Plan and shall submit the same to Landlord and Tenant for their approval.  Landlord and Tenant shall review and provide any changes to the construction documents within five (5) Business Days of receipt thereof, and the Tenant shall use reasonable efforts to cause the Architect to prepare and circulate modified documents within ten (10) Business Days of its receipt of any requested changes from Tenant or Landlord. Such process of submittal and response within the time frame specified in the preceding sentence shall continue until each of Landlord and Tenant gives written approval to such documents, and the Construction Documents shall be considered final once approved by the Landlord and the Tenant. In no event may either Tenant or Landlord require any changes that are inconsistent with the Final Space Plan.  The Construction Documents shall comply with Applicable Laws existing on the date of this Tenant Work Letter and which may be enacted prior to approval of completed Construction Documents. Subject to the provisions of Sections 3.1 and 5.4 of this Work Letter, Tenant may, from time to time, by written request to Landlord on a form reasonably specified by Landlord (“Tenant Change”), request a change in the Tenant Improvements shown on the Construction Documents, which Landlord approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within five (5) business days after delivery of such Tenant Change to Landlord.

3.4Permits.  The Construction Documents as approved (or deemed approved) pursuant to Section 3.3 shall be the “Approved Working Drawings”.  Following approval or deemed approval of the Cost Proposal, as described below, Tenant shall promptly thereafter submit or cause to be submitted, the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the applicable Tenant Improvements (the “Permits”).

3.5Time Deadlines.  Intentionally omitted.

4.CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1Contractor.  A contractor designated by Tenant and reasonably approved by Landlord (“Contractor”) shall construct the Tenant Improvements.

4.2Cost Proposal.  After the Approved Working Drawings are approved by Landlord and Tenant, Tenant shall provide Landlord with a cost proposal (or cost proposals) in accordance with the Approved Working Drawings for Landlord’s approval, which approval shall not be unreasonably withheld, which cost proposal(s) shall include, as nearly as possible, the cost of all Tenant Improvements Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the “Cost Proposal”).  Tenant will consult with Landlord prior to approving the contractors to whom it will be bid and Landlord may review bid packages at Landlord’s written request.  The date on which Landlord approves the Cost Proposal shall be known hereafter as the “Cost Proposal Delivery Date”.

4.3Construction of Tenant Improvements by Contractor.

4.3.1Payment of Tenant Improvements Allowance.  Tenant shall be responsible to fund the entire cost of the Tenant Improvements less the amount of the Tenant Improvements Allowance prior to Landlord being required to fund any portion of the Tenant Improvements Allowance.  Once Tenant has funded the required portion of the Tenant Improvements, as verified with paid invoices, then Tenant may submit a Payment Request to Landlord seeking disbursement of the Tenant Improvements Allowance to fund Tenant Improvements costs incurred by Tenant up to but not to exceed the full value of the Tenant Improvements Allowance.  Unless otherwise agreed by the parties, all Tenant Improvements paid for by the Tenant Improvements Allowance shall be deemed Landlord’s property under the terms of the Lease.  Tenant hereby acknowledges and agrees that Tenant shall be responsible for all costs associated with the Tenant Improvements to the extent the same exceed the Tenant Improvements Allowance.

4.3.2Tenant’s Retention of Contractor. Tenant shall independently retain Contractor to construct the Tenant Improvements in accordance with the applicable Approved Working Drawings and the applicable Cost Proposal.  Landlord shall be entitled to review the Tenant’s construction contract with the Contractor upon Landlord’s written request. Tenant shall be responsible to ensure the Contractor performs the construction work in a good and workmanlike manner and shall endeavor to oversee the Contractor’s performance of its work to protect Landlord from construction defects.

5.COMPLETION OF THE TENANT IMPROVEMENTS;
LEASE COMMENCEMENT DATE

5.1Substantial Completion.  Tenant shall give Landlord at least twenty (20) days prior written notice of the date that Tenant reasonably anticipates that the Tenant Improvements will be Substantially Complete (as defined below).  For purposes of this Lease, “Substantial Completion” shall occur upon the completion of the last of the following to occur: (i) the completion of construction of the Tenant Improvements substantially pursuant to the Approved Working Drawings for such Tenant Improvements (each as reasonably determined by the Architect and Tenant), with the exception of any punch list items which do not impair Tenant’s ability to occupy the Premises for their contemplated use, (ii) the acquisition of a certificate of occupancy or its legal equivalent allowing occupancy of the Premises (a “Sign Off”), and (iii) delivery of a certificate of substantial completion from the Architect confirming the matters set forth in the foregoing clause (i).  In the event that the Sign Off is not a final certificate of occupancy, Tenant shall diligently prosecute the work necessary to achieve a full certificate of occupancy and use commercially reasonable efforts to obtain such full certificate of occupancy as soon as reasonably practicable following Substantial Completion.

5.2Intentionally omitted.

5.3Walk-through and Punchlist.  After the Tenant Improvements are Substantially Completed and prior to Tenant’s move-in into the Premises, following two (2) days’ advance written notice from Tenant to Landlord, Tenant shall cause the Contractor to inspect the Premises with a representative of Landlord and complete a punch list of unfinished items of the Tenant Improvements.  After Landlord and Tenant have mutually agreed upon the punch list, authorized representatives for Landlord and Tenant shall execute said punch list.  The items listed on such punch list shall be completed by the Contractor within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable, provided that in the event a punch list item reasonably requires longer than thirty (30) days to complete, then Tenant shall cause Contractor to commence the completion of such particular item within thirty (30) days and diligently pursue the same to completion.  The terms of this Section 5.3 will not affect the occurrence of the Substantial Completion of the Premises or the occurrence of the Rent Commencement Date.

5.4Intentionally omitted.

5.5Delay Not Caused by Parties.  Neither the Landlord nor Tenant shall be considered to be in default of the provisions of this Tenant Work Letter for delays in performance due to Force Majeure.

5.6Intentionally omitted.

5.7Intentionally omitted.

6.MISCELLANEOUS

6.1Tenant’s Entry Into the Premises.  As a condition to Tenant’s entry into the Premises, Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all of Tenant’s insurance and indemnity obligations and other obligations governing the conduct of Tenant at the Property under this Lease.

Any independent contractor of Tenant (or any employee or agent of Tenant) performing any work or invasive inspections in the Premises shall be reasonably subject to all of the terms, conditions and requirements contained in the Lease (including without limitation the provisions of Article 10) and, prior to such entry, Tenant shall provide Landlord with evidence of the insurance coverages required pursuant to Article 10.  Tenant and any Tenant contractor performing any work or invasive inspections in the Premises shall use reasonable efforts not to interfere in any way with construction of, and shall not damage the Landlord Work or the common areas or other parts of the Building.

6.2Tenant’s Representative.  Tenant has designated Sinu Bhandaru and Sam Stubbs as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3Landlord’s Representative.  Landlord has designated J. Randal Long as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4Intentionally omitted.

6.5General.  This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless and to the extent expressly provided in the Lease or any amendment or supplement to the Lease that such additional space is to be delivered to Tenant in the same condition the initial Premises is to be delivered.

6.6Insurance.  In addition to the requirements of Article 8.5 and Article 10 of this Lease, prior to the commencement of the Tenant Improvements, Tenant shall provide Landlord with evidence that Tenant carries Builder’s All Risk insurance in an amount reasonably approved by Landlord covering the construction of such Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Tenant Improvements shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors, subcontractors, and architects shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease and such general liability insurance shall name the Landlord Parties as additional insureds. In addition, Tenant’s contractors and subcontractors shall be required to carry workers compensation insurance with a waiver of subrogation in favor of Landlord Parties.

ATTACHMENT 1

LANDLORD’S WORK

-Add one (1) 7’ x 22’ window to the Building which is similar to existing windows.

-Add one (1) 6’ x 8’ insulated electronically controlled roll-up door exiting onto the loading dock.

ATTACHMENT 2

Intentionally omitted

ATTACHMENT 3

PRELIMINARY PLANS

[to be attached]

EXHIBIT E

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project.  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  If Tenant shall affix additional locks on doors then Tenant shall furnish Landlord with copies of keys or pass cards or similar devices for said locks.  Tenant shall bear the cost of any lock changes or repairs required by Tenant.  Two initial keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.  Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building.  Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building.  Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register.  Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building.  Landlord will furnish passes to persons for whom Tenant requests same in writing.  Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons.  The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.Except for shipments by Tenant of its product or receipt by Tenant of goods in the ordinary course of the operation of its business, no furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord.  All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably designates.  Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.   Landlord will not be responsible for loss of or damage to any such safe or property in any case.  Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5.Intentionally omitted.

6.The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord.  Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7.No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord.  Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Discharge of industrial sewage to the Building plumbing system shall only be permitted if Tenant, at its sole expense, shall have obtained all necessary permits and licenses therefor, including without limitation permits from state and local authorities having jurisdiction thereof.

10.Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent; provided, however, that Landlord’s prior written consent shall not be required for the hanging of normal and customary office artwork and personal items.  Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not included on an approved list that Landlord shall provide to Tenant upon request. Landlord reserves the right to have Landlord’s structural engineer review Tenant’s floor loads on the Building at Landlord’s expense, unless such study reveals that Tenant has exceeded the floor loads, in which case Tenant shall pay the cost of such survey.

11.Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12.Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.

13.Tenant shall not without the prior written consent of Landlord (not to be unreasonably withheld, conditioned, or delayed) use any method of heating or air conditioning other than that supplied by Landlord (other than as part of the Tenant Improvements).

14.Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way.  Tenant shall not throw anything out of doors, windows or skylights or down passageways.

15.Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (other than service animals), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

16.No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes.  Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

17.The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary.  Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.  Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

18.Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

19.Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

20.Tenant shall not waste electricity, water or air conditioning and agrees to reasonably cooperate with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

21.Tenant shall store all its trash and garbage within the interior of the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways provided for such purposes at such times as Landlord shall designate.

22.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

23.Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord (not to be unreasonably withheld, conditioned, or delayed), and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

24.No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord (not to be unreasonably withheld, conditioned, or delayed), and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes.  All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord.  Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.  Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

25.The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

26.Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

27.No smoking is permitted in the Building or on the Project.

28.Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project.  Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof.  Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences.  Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

29.All non-standard office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

30.Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

31.No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

32.No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT F

[Property Center Name]

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the “Lease”) made and entered into as of ___________, 201_ by and between _______________ as Landlord, and the undersigned as Tenant, for Premises on the ______________ floor(s) of the office building located at [INSERT BUILDING ADDRESS], certifies as follows:

1.Attached hereto as Exhibit F is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit F represent the entire agreement between the parties as to the Premises.

2.The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.Base Rent became payable on ____________.

4.The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit F.

5.Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.Intentionally Omitted.

7.All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Base Rent is $_____________________.

8.All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and, to Tenant’s actual knowledge, Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10.As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11.If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in North Carolina and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.To Tenant’s actual knowledge, Tenant is in full compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials.  Tenant has never permitted or suffered, nor does Tenant have any knowledge of, the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.

14.To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.  All work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 201__.

“Tenant”:

a

By:
Its:

By:

Its:

EXHIBIT G

[Property Center Name]

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE
FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:
Property Address:

Instructions:  The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location.  Please print clearly and attach additional sheets as necessary.

1.0PROCESS INFORMATION

Describe planned use, and include brief description of manufacturing processes employed.

2.0HAZARDOUS MATERIALS

Are hazardous materials used or stored?  If so, continue with the next question.  If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property?	Yes ☐ No ☐

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.)  If so, complete this section.  If this question is not applicable, skip this section and go on to Section 5.0.

☐ Explosives	☐ Fuels	☐ Oils
☐ Solvents	☐ Oxidizers	☐ Organics/Inorganics
☐ Acids	☐ Bases	☐ Pesticides
☐ Gases	☐ PCBs	☐ Radioactive Materials
☐ Other (please specify)
2-2.

If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below.  If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2-3.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0HAZARDOUS WASTES

Are hazardous wastes generated?	Yes ☐ No ☐

If yes, continue with the next question.  If not, skip this section and go to section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?
☐ Hazardous wastes	☐ Industrial Wastewater
☐ Waste oils	☐ PCBs
☐ Air emissions	☐ Sludges
☐ Regulated Wastes	☐ Other (please specify)
3-2.	List and quantify the materials identified in Question 3‑1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

3-3.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3‑4.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes
	into the environment?	Yes ☐ No ☐

3-5.	If so, please describe.

4.0USTS/ASTS

4.1

Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required

	for planned operations (new tenants)?	Yes ☐ No ☐

If not, continue with section 5.0.  If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures.  Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:
Integrity testing	Inventory reconciliation	Leak detection system
Overfill spill protection	Secondary containment	Cathodic protection
4-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4‑3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies?	Yes ☐ No ☐
If so, please attach a copy of the required permits.

4-4.

If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4‑5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the
	Property?	Yes ☐ No ☐

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4‑6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or
	wastes?	Yes ☐ No ☐

For new tenants, are installations of this type required for the planned operations?

Yes ☐ No ☐

If yes to either question, please describe.

5.0ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property.  If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material.  All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials.  Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0REGULATORY

6‑1.	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or
	equivalent permit?	Yes ☐ No ☐
If so, please attach a copy of this permit.

6‑2.	Has a Hazardous Materials Business Plan been developed for the site?	Yes ☐ No ☐
If so, please attach a copy.

CERTIFICATION

I am familiar with the real property described in this questionnaire.  By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge.  I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:

Name:

Title:

Date:

Telephone:

EXHIBIT H

RESPONSIBILITY MATRIX

BioPoint Responsibility Matrix

Landlord Held Contracts (to be billed through CAM)	
Janitorial	Common Areas
Pest Control	Exterior & Common Areas
Access System	Common Areas
Electric	Common Areas, Exterior
Gas	HVAC
Water	Common Areas
Window Cleaning	Exterior Only
Elevators	PM Contract
HVAC	Common Areas
Lighting	Common Areas
Roof	Repairs & Maintenance
Plumbing	Common Areas
FL&S	Entire Building
Landscaping	Exterior maintenance
Fitness Center	Equipment maintenance
Exterior Maintenance	All exterior maintenance
Snow Removal	Parking lot and sidewalks
Trash & Recycling	From common dumpsters
Generator Maintenance	Quarterly PM Service
Security	Nightly roving patrol checks

Billed Monthly Based on Actuals	
Electric	Metered Usage
Water	Metered Usage
HVAC	Tenant will be responsible for repairs within their space
Fire Life Safety	Tenant Space

Tenant Held Contracts	
Janitorial	Tenant Space
Pest Control	Tenant Space
Access System - tied into building system	Tenant Space
Lighting	Tenant Space
Trash & Recycling	Tenant Space
Gas	Tenant Equipment
Plumbing	Tenant Space

EXHIBIT I

STORAGE AREA

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 23 day of December 2019 (the “Effective Date”), by and between DURHAM TW ALEXANDER, LLC, a Delaware limited liability company (“Landlord”), and PRECISION BIOSCIENCES, INC., a Delaware corporation (formerly a North Carolina corporation) (“Tenant”).

STATEMENT OF PURPOSE

WHEREAS, Landlord and Tenant entered into that certain Lease dated October 2, 2018 (the “Existing Lease”), for certain premises containing approximately 17,296 rentable square feet on the first (1st) floor (the “Existing Premises”) located in the building known as Biopoint Innovation Labs located at 20 TW Alexander Drive, Research Triangle Park, North Carolina 27709 (the “Building”), as more particularly described in the Lease.

WHEREAS, Landlord and Tenant desire to amend the terms of the Existing Lease: (i) to expand the Existing Premises, (ii) to extend the Lease Term, and (iii) to modify certain other terms of the Lease.  For purposes hereof, the Existing Lease as amended by this Amendment is referred to as the “Lease.”  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Lease.

NOW, THEREFORE, in consideration of the statement of purpose, the mutual covenants contained herein and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.Recitals.  The recitals shall form a part of this Amendment.

2.Expansion of the Premises.

(a)Tenant desires to expand the Existing Premises to include an additional approximately 16,339 rentable square feet commonly known as Suite 140 located in the first (1st) floor of the Building, all as further shown on Exhibit A attached hereto and incorporated herein by reference (the “Expansion Premises”).  For avoidance of ambiguity, Section 1.2 of the Existing Lease shall also apply to the measurement of the Expansion Premises.  Effective as of the Expansion Premises Rent Commencement Date (as defined in Section 2(b) below), the Existing Premises shall be expanded by adding the Expansion Premises and the term “Premises” under the Lease shall be redefined to be that area shown on Exhibit A as the Existing Premises plus the Expansion Premises, totaling approximately 33,635 rentable square feet of space (the “Revised Premises”).

(b)The Expansion Premises shall be added to the Lease on the “Expansion Premises Rent Commencement Date” which shall be defined as the earlier of: (i) delivery of the certificate of occupancy for the Expansion Premises; or (ii) July 1, 2020.  Notwithstanding the foregoing, Landlord shall allow limited beneficial occupancy of up to ten (10) Tenant employees in that area of the Expansion Premises as shown on Exhibit D (“Limited Occupancy Space”).  Tenant shall ensure that such limited beneficial occupancy falls under an existing certificate of occupancy and complies with any and all occupancy laws and applicable regulations.

3.First Extension Term.

(a)The Lease Term for the Existing Premises is hereby extended for a period commencing on the Expansion Premises Rent Commencement Date and expiring on August 31, 2027 (the “First Extension Term Expiration Date”), which comprises a period of approximately eighty-six (86) months (the “Existing Premises Extension Term”).

(b)The Lease Term with respect to the Expansion Premises shall commence on the Expansion Premises Rent Commencement Date and shall expire on the First Extension Term Expiration Date (the “Expansion Premises Term” and together with the Existing Premises Extension Term, collectively, the “First Extension Term”).

(c)Landlord and Tenant hereby acknowledge that Tenant’s option to extend the Lease Term as set forth in Section 2.2 of the Lease remains in full force and effect and is not modified by this Amendment.

4.Base Rent.

(a)As of the Effective Date Tenant shall pay Base Rent for the Existing Premises in accordance with the following rent schedule. (The schedule below is the same as the Base Rent schedule listed in the Existing Lease with an extended period added to cover the full First Extension Term):

Time Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot
07/01/2019 - 06/30/2020	$449,696.04	$37,474.67	$26.00
07/01/2020 - 06/30/2021	$463,186.92	$38,598.91	$26.78
07/01/2021 - 06/30/2022	$477,023.64	$39,751.97	$27.58
07/01/2022 - 06/30/2023	$491,379.36	$40,948.28	$28.41
07/01/2023 - 06/30/2024	$506,080.92	$42,173.41	$29.26
07/01/2024 - 06/30/2025	$521,301.48	$43,441.79	$30.14
07/01/2025 - 06/30/2026	$537,040.80	$44,753.40	$31.05
07/01/2026 - 06/30/2027	$553,126.08	$46,093.84	$31.98
07/01/2027 - 08/31/2027	$569,730.24	$47,477.52	$32.94

(b)Notwithstanding anything contained in the Lease to the contrary, commencing on the Expansion Premises Rent Commencement Date and continuing through the First Extension Term Expiration Date, Tenant shall, at the time and in the manner provided in the Lease, pay to Landlord as Base Rent for the Expansion Premises, the amounts set forth in the following rent schedule, plus any applicable tax thereon:

Time Period*	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot
07/01/2020 - 06/30/2021**	$457,491.96	$38,124.33	$28.00
07/01/2021 - 06/30/2022	$471,216.72	$39,268.06	$28.84
07/01/2022 - 06/30/2023	$485,431.68	$40,452.64	$29.71
07/01/2023 - 06/30/2024	$499,973.40	$41,664.45	$30.60
07/01/2024 - 06/30/2025	$514,841.88	$42,903.49	$31.51
07/01/2025 - 06/30/2026	$530,364.00	$44,197.00	$32.46
07/01/2026 - 06/30/2027	$546,212.76	$45,517.73	$33.43
07/01/2027 - 08/31/2027	$562,715.16	$46,892.93	$34.44

*Note:  Notwithstanding the above table, the dates of the time periods set forth therein will be adjusted based on the actual Expansion Premises Rent Commencement Date if such date occurs on a date earlier than July 1, 2020, but the final date shall remain the same.

**Note:  Provided Tenant is not in monetary default of the terms of this Lease, after expiration of any applicable notice and cure period, Tenant shall have no obligation to pay any Base Rent attributable to: (i) the first two (2) months of for the Expansion Premises, and only the Expansion Premises, following the Expansion Premises Rent Commencement Date (the “Expansion Premises Abatement Period”).  Tenant shall be obligated to pay all of Tenant’s Share of Direct Expenses attributable to the Expansion Premises during the Expansion Premises Abatement Period.

5.Additional Rent.

(a)Tenant shall continue to pay Tenant’s Share of Direct Expenses for the Existing Premises in accordance with the Lease until the Expansion Premises Rent Commencement Date.

(b)Commencing on the Expansion Premises Rent Commencement Date and continuing until the First Extension Term Expiration Date, as may be extended, Tenant shall pay Tenant’s Share of Direct Expenses for the Revised Premises, as more particularly described in Article 4 of the Lease with an updated Tenant’s Share.  The term “Tenant’s Share” under the Lease shall be redefined to be 22.58% as of the Expansion Premises Rent Commencement Date.

6.Delivery of Expansion Premises.  Tenant shall accept the Expansion Premises and all components thereof including, but not limited to, electrical and mechanical in its presently existing “as-is”, “where-is”, with all faults condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises except as otherwise expressly set forth in the Tenant Work Letter attached hereto as Exhibit C attached hereto and incorporated herein by reference.  The acceptance of the Expansion Premises in “as-is” condition shall in no way limit Landlord’s repair obligations set forth in the Lease.

7.Security Deposit.  Prior to the Effective Date, Tenant shall provide an additional One Hundred Fifty-Two Thousand Four Hundred Ninety-Seven and 32/100 Dollars ($152,497.32) (which is four (4) months Base Rent for the Expansion Premises at a rate of $38,124.33 per month) to be added to the Security Deposit under the Lease, which shall mean the total Security Deposit amount required under the Lease shall be Three Hundred Two Thousand Three Hundred Ninety-Six and 00/100 Dollars ($302,396.00) (the “Revised Premises Security Deposit”).  For the avoidance of doubt, the Revised Premises Security Deposit shall be held pursuant to Article 21 of the Lease and this Section 7 shall control future reductions of the Revised Premises Security Deposit.  So long as Tenant has not been in default beyond any applicable notice and cure period at any time during the Term of the Lease, then at the end of the third (3rd) Lease Year, the Revised Premises Security Deposit shall be reduced to Two Hundred Twenty-Six Thousand Seven Hundred Ninety-Seven and 00/100 Dollars ($226,797.00).  So long as Tenant has not been in default beyond any applicable notice and cure period at any time during the Term of the Lease, then at the end of the fifth (5th) Lease Year, the Revised Premises Security Deposit shall be reduced to One Hundred Fifty-One Thousand One Hundred Ninety-Eight and 00/100 Dollars ($151,198.00) for the remainder of the Lease Term, as extended.

8.Additional Right of First Offer.

(a)The right of first offer provided in Section 1.3 of the Existing Lease for Tenant shall continue to apply as stated therein.

(b)Beginning on the Effective Date, Landlord hereby grants to the Original Tenant, a one-time right of first offer with respect to Suite 100 containing 29,191 rentable square feet located in the Building as set forth in Exhibit B attached hereto, (the “Suite 100 First Offer Space”).  Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the initial lease (including renewals) of the Suite 100 First Offer Space, and such right of first offer shall be subordinate to all rights of which are set forth in leases of space in the Project as of the date hereof, including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (collectively, the “Superior Right Holders”) with respect to such Suite 100 First Offer Space.  Tenant’s right of first offer shall not be applicable during any Option Term.  Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 8.

(c)Procedure for Offer.  Landlord shall notify Tenant (the “Suite 100 First Offer Notice”) when the Suite 100 First Offer Space, any portion thereof, or such larger space that includes the Suite 100 First Offer Space becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease such space.  Pursuant to such Suite 100 First Offer Notice, Landlord shall offer to lease to Tenant the then available Suite 100 First Offer Space and any additional space noted within the Suite 100 First Offer Notice.  The Suite 100 First Offer Notice shall describe the space so offered to Tenant (which the parties acknowledge may include a portion of the Suite 100 First Offer Space, only the Suite 100 First Offer Space, or the Suite 100 First Offer Space plus additional contiguous space the Landlord is offering for lease) and shall set forth the “Suite 100 First Offer Rent,” as that term is defined in Section 8(e) below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.

(d)Procedure for Acceptance.  If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the Suite 100 First Offer Notice, then within ten (10) business days of delivery of the Suite 100 First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the Suite 100 First Offer Notice on the terms contained in such notice.  If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in the Suite 100 First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(e)Suite 100 First Offer Space Rent.  The “Rent” payable by Tenant for the Suite 100 First Offer Space (the “Suite 100 First Offer Rent”) shall be equal to the Fair Rental Value (as defined in Section 2.2.2 of the Lease) as of the “Suite 100 First Offer Commencement Date,” as that term is defined in Section 8(g), below.

(f)Construction In Suite 100 First Offer Space.  Tenant shall take the Suite 100 First Offer Space in its “as is” condition (subject to Landlord’s repair obligations in the Lease), subject to any improvement allowance granted as a component of the Fair Rental Value, and the construction of improvements in the Suite 100 First Offer Space shall comply with the terms of the Lease for Alterations.

(g)Amendment to Lease.  If Tenant timely exercises Tenant’s right to lease the Suite 100 First Offer Space as set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease for such Suite 100 First Offer Space upon the terms and conditions as set forth in the Suite 100 First Offer Notice and this Section 8.  Tenant shall commence payment of Rent for the Suite 100 First Offer Space, and the term of the Suite 100 First Offer Space shall commence upon the date of delivery of the Suite 100 First Offer Space to Tenant (the “Suite 100 First Offer Commencement Date”) and terminate on the date set forth in the Suite 100 First Offer Notice.

(h)Termination of Suite 100 Right of First Offer.  The rights contained in this Section 8 shall be personal to the Original Tenant and its Permitted Assignees, and may only be exercised by the Original Tenant or a Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant occupies the majority of the Revised Premises.  The right of first offer granted herein shall terminate as to particular Suite 100 First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such Suite 100 First Offer Space as offered by Landlord.  Tenant shall not have the right to lease Suite 100 First Offer Space, as provided in this Section 8, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such Suite 100 First Offer Space to Tenant, Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, or Tenant has previously been in default, after the expiration of any applicable notice and cure period, under this Lease more than twice.

9.Brokers.  Landlord and Tenant hereby warrant to each other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only the real estate brokers or agents specified in Section 13 of the Existing Lease Summary (the “Brokers”), and that it knows of no other real estate broker or agent which represented said party who is entitled to a commission in connection with this Amendment.  Landlord and Tenant each agree to indemnify and defend each other against and hold the indemnified party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

10.Counterparts/Signatures.  This Amendment may be executed in counterparts.  All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.  The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Amendment had been delivered.  Landlord and Tenant (i) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature.

11.Miscellaneous.  This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant.  This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter.  There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment.  This Amendment shall be construed and enforced in accordance with the laws of the State of North Carolina.  Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

[Signature Page Follows]

[The remainder of this page has been intentionally left blank]

LANDLORD AND TENANT enter into this Amendment as of the Effective Date above.

LANDLORD:

DURHAM TW ALEXANDER, LLC,
a Delaware limited liability company

By:	/s/Adam B. Sichol

Name:	Adam B. Sichol

Title:	Authorized Signatory

TENANT:

PRECISION BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ Matt Kane

Name:	Matt Kane

Title:	CEO

EXHIBIT A

THE EXPANSION PREMISES

Suite 140

EXHIBIT B

FIRST OFFER SPACE

Suite 100

EXHIBIT C

tenant WORK LETTER

This Tenant Work Letter sets forth the terms and conditions relating to the construction of improvements in the Expansion Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of the Existing Lease.

1.LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

1.1Landlord Work.  None.  There is no Landlord Work.  Tenant accepts the Expansion Premises in its “as-is”, “where-is” condition.   The acceptance of the Expansion Premises in “as-is” condition shall in no way limit Landlord’s repair obligations set forth in the Lease.

2.TENANT IMPROVEMENTS

2.1Tenant Improvements Allowance.  So long as Tenant is not in default, Tenant shall be entitled to an one-time tenant improvements allowance (the “Tenant Improvements Allowance”) in the maximum aggregate amount of: (i) $898,645.00 for the Expansion Premises (i.e., $55.00 per rentable square foot of the Expansion Premises) (the “Maximum Allowance Amount”) for the hard costs and customary soft costs, as noted below, incurred by Tenant including, without limitation out-of-pocket architectural and engineering fees, construction contractor fees, Tenant’s project management fees, and a two percent (2%) project management fee payable to Landlord or its affiliates (“Landlord’s Project Oversight Fee”), and permits, and such other costs arising from or relating to the design and construction of Tenant’s improvements which are to be permanently affixed to the Expansion Premises in accordance with this Work Letter (the “Tenant Improvements”).  Landlord’s Project Oversight Fee shall be equivolent to, but not exceed, a total of 2% of the Tenant Improvement Allowance paid to Tenant.  In no event shall Tenant be permitted to use any excess Tenant Improvements Allowance toward the Base Rent or any soft costs that are not directly related to the design and construction within the Expansion Premises.  For the avoidance of any doubt, the purchase and installation of data and telecommunications cabling shall not be included in the definition of Tenant Improvements and there shall not be any Landlord’s Project Oversight Fee payable with respect to costs and expenses related thereto. The Tenant agrees to keep the Landlord advised as to the progress of the work by providing copies of the Contractor’s applications for payment.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Maximum Allowance Amount and in no event shall Tenant be entitled to any credit for any unused portion of the Tenant Improvements Allowance.  All Tenant Improvements for which the Tenant Improvements Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.

2.2Disbursement of the Tenant Improvements Allowance.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvements Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process) for costs incurred and paid by Tenant related to the design and construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvements Allowance Items”):  (i) payment of the fees of the “Architect” as that term is defined in Section 3.1 of this Tenant Work Letter in connection with the preparation and review of the “Construction Documents,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) payment of the Landlord’s Project Oversight Fee, (iii) the cost of any changes to the Construction Documents or Tenant Improvements required by all applicable building codes (the “Code”) enacted after approval of the Construction Documents, (iv) costs payable to the Contractor and any subcontractors, and (v) other costs incurred in connection with the Tenant Improvements to the extent the same can be paid using the Tenant Improvements Allowance pursuant to the specific provisions of this Tenant Work Letter.

Once Landlord is required to disburse any portion of the Tenant Improvements Allowance as noted above, Landlord shall disburse the applicable portion of the Tenant Improvements Allowance within thirty (30) calendar days of receiving from Tenant a Payment Request (as hereinafter defined), an amount equal to the lesser of: (A) the amounts so requested by Tenant of the actual costs and expenses Tenant has incurred and paid in connection with the design and construction of the Tenant Improvements to date less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvements Allowance (not including the Final Retention) provided the following conditions have been satisfied:

(1)Tenant has delivered to Landlord a payment request (“Payment Request”) in a form reasonably satisfactory to Landlord specifying the work which has been completed; and

(2)Tenant’s general contractor and/or architect shall have submitted an application for payment and sworn statement substantially in the form of AIA Document G702 and AIA Document G703; and

(3)Tenant has submitted to Landlord lien waivers or partial lien waivers from all contractors, first tier subcontractors, artchitects, and first tier materialmen who performed such work to cover the work included under the Payment Request and all prior work Tenant was required to pay for before utilizing the Tenant Improvements Allowance.

Notwithstanding anything herein to the contrary, the Tenant Improvements Allowance must be requested in writing by Tenant, if at all, in accordance with this paragraph on or before the date that is one year following the Effective Date of this Amendment, and any portion not requested by such date may no longer be utilized by Tenant and shall be deemed forfeited to Landlord.

2.2.1Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant not later than thirty (30) days following the completion of construction of the Expansion Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with the applicable laws in the state where the Building is located, (ii) Landlord has reasonably determined that no defective work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Expansion Premises has been substantially completed.

3.CONSTRUCTION DOCUMENTS

3.1Selection of Architect/Construction Documents.  Landlord consents to Tenant retaining Integrated Design, PA (collectively, the “Architect”) to prepare the “Construction Documents,” as that term is defined in this Section 3.1 for the Tenant Improvements.  Tenant shall also retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Tenant Improvements.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Documents.”  All Construction Documents shall reasonably comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Documents as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents.  Landlord may hire an architectural firm to conduct a peer review, and the fees associated with this peer review shall be paid from the Landlord’s Project Oversight Fee and shall not result in an additional charge to Tenant.

Landlord has no obligation to approve or perform any Tenant Change or any Tenant Improvements not shown on the plans previously approved by Landlord and Tenant or reasonably inferable therefrom if, in Landlord’s reasonable judgment, such Tenant Improvements (i) would materially increase the cost of performing any other work in the Building, not including the Tenant Improvements, unless in each case Tenant agrees to pay such costs based on Landlord’s Change Estimate Notice (as defined below), (ii) are incompatible with the design, quality, equipment or systems of the Building or otherwise require a change to the existing Building systems or structure, each in a manner that would not otherwise be required in connection with the improvements contemplated by the Fit Plan (as defined below), (iii) is not consistent with the existing quality and nature of the Building, or (iv) otherwise do not comply with the provisions of the Lease.

3.2Final Space Plan.  Tenant has approved the preliminary space plan prepared by the Architect attached as Attachment 1 hereto (the “Fit Plan”).  Tenant shall use commercially reasonable efforts to cause the Architect to prepare a space plan for the Expansion Premises which space plan shall be reasonably consistent with the Fit Plan and shall include a layout and designation of all labs, offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the space plan to Landlord and Tenant for their approval. Landlord and Tenant shall review and provide any changes to the space plan within five (5) Business Days of receipt thereof.  Once Landlord and Tenant approve the final space plan, the space plan shall be considered final (the “Final Space Plan”).

3.3Construction Documents.  Tenant shall cause  the Architect to complete final Construction Documents consistent with the Final Space Plan and shall submit the same to Landlord and Tenant for their approval.  Landlord and Tenant shall review and provide any changes to the construction documents within five (5) Business Days of receipt thereof, and the Tenant shall use reasonable efforts to cause the Architect to prepare and circulate modified documents within five (5) Business Days of its receipt of any requested changes from Tenant or Landlord. Such process of submittal and response within the time frame specified in the preceding sentence shall continue until each of Landlord and Tenant gives written approval to such documents, and the Construction Documents shall be considered final once approved by the Landlord and the Tenant. In no event may either Tenant or Landlord require any changes that are inconsistent with the Final Space Plan.  The Construction Documents shall comply with Applicable Laws existing on the date of this Tenant Work Letter and which may be enacted prior to approval of completed Construction Documents. Subject to the provisions of Sections 3.1 and 5.4 of this Work Letter, Tenant may, from time to time, by written request to Landlord on a form reasonably specified by Landlord (“Tenant Change”), request a change in the Tenant Improvements shown on the Construction Documents, which approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within five (5) Business Days after delivery of such Tenant Change to Landlord.

3.4Permits.  The Construction Documents as approved (or deemed approved) pursuant to Section 3.3 shall be the “Approved Working Drawings”.  Following approval or deemed approval of the Cost Proposal, as described below, Tenant shall promptly thereafter submit or cause to be submitted, the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the applicable Tenant Improvements (the “Permits”).

3.5Time Deadlines.  Intentionally omitted.

4.CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1Contractor.  A contractor designated by Tenant and reasonably approved by Landlord (“Contractor”) shall construct the Tenant Improvements.

4.2Cost Proposal.  After the Approved Working Drawings are approved by Landlord and Tenant, Tenant shall provide Landlord with a cost proposal (or cost proposals) in accordance with the Approved Working Drawings for Landlord’s approval, which approval shall not be unreasonably withheld, which cost proposal(s) shall include, as nearly as possible, the cost of all Tenant Improvements Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the “Cost Proposal”).  Tenant will consult with Landlord prior to approving the contractors to whom it will be bid and Landlord may review bid packages at Landlord’s written request.  The date on which Landlord approves the Cost Proposal shall be known hereafter as the “Cost Proposal Delivery Date”.

4.3Construction of Tenant Improvements by Contractor.

4.3.1Intentionally Deleted.

4.3.2Tenant’s Retention of Contractor. Tenant shall independently retain Contractor to construct the Tenant Improvements in accordance with the applicable Approved Working Drawings and the applicable Cost Proposal.  Landlord shall be entitled to review the Tenant’s construction contract with the Contractor upon Landlord’s written request. Tenant shall be responsible to ensure the Contractor performs the construction work in a good and workmanlike manner and shall endeavor to oversee the Contractor’s performance of its work to protect Landlord from construction defects.

5.COMPLETION OF THE TENANT IMPROVEMENTS;
LEASE COMMENCEMENT DATE

5.1Substantial Completion.  Tenant shall give Landlord at least twenty (20) days prior written notice of the date that Tenant reasonably anticipates that the Tenant Improvements will be Substantially Complete (as defined below).  For purposes of this Lease, “Substantial Completion” shall occur upon the completion of the last of the following to occur: (i) the completion of construction of the Tenant Improvements substantially pursuant to the Approved Working Drawings for such Tenant Improvements (each as reasonably determined by Tenant and Architect), with the exception of any punch list items which do not impair Tenant’s ability to occupy the Expansion Premises for their contemplated use, (ii) the acquisition of a certificate of occupancy or its legal equivalent allowing occupancy of the Expansion Premises (a “Sign Off”), and (iii) delivery of a certificate of substantial completion from the Architect confirming the matters set forth in the foregoing clause (i).  In the event that the Sign Off is not a final certificate of occupancy, Tenant shall diligently prosecute the work necessary to achieve a full certificate of occupancy and use commercially reasonable efforts to obtain such full certificate of occupancy as soon as reasonably practicable following Substantial Completion.

5.2Intentionally omitted.

5.3Walk-through and Punchlist.  After the Tenant Improvements are Substantially Completed and prior to Tenant’s move-in into the Expansion Premises, following two (2) days’ advance written notice from Tenant to Landlord, Tenant shall cause the Contractor to inspect the Expansion Premises with a representative of Landlord and complete a punch list of unfinished items of the Tenant Improvements.  After Landlord and Tenant have mutually agreed upon the punch list, authorized representatives for Landlord and Tenant shall execute said punch list.  The items listed on such punch list shall be completed by the Contractor within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable, provided that in the event a punch list item reasonably requires longer than thirty (30) days to complete, then Tenant shall cause Contractor to commence the completion of such particular item within thirty (30) days and diligently pursue the same to completion.  The terms of this Section 5.3 will not affect the occurrence of the Substantial Completion of the Expansion Premises or the occurrence of the Expansion Premises Rent Commencement Date.

5.4Tenant Changes.  Landlord shall reasonably approve any Tenant Change on the condition that Tenant shall pay in full, in advance (or cause to be paid in full from the Tenant Improvements Allowance), any and all additional costs or expenses associated with the approval of said Tenant Change.

5.5Delay Not Caused by Parties.  Neither the Landlord nor Tenant shall be considered to be in default of the provisions of this Tenant Work Letter for delays in performance due to Force Majeure.

6.MISCELLANEOUS

6.1Tenant’s Entry Into the Expansion Premises.  As a condition to Tenant’s entry into the Expansion Premises, Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all of Tenant’s insurance and indemnity obligations and other obligations governing the conduct of Tenant at the Property under this Lease.

6.2Tenant’s Representative.  Tenant has designated Sinu Bhandaru as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3Landlord’s Representative.  Landlord has designated Jim McGlade as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4Intentionally omitted.

6.5General.  This Work Letter shall not be deemed applicable to any additional space added to the Expansion Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Expansion Premises or any additions to the Expansion Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless and to the extent expressly provided in the Lease or any amendment or supplement to the Lease that such additional space is to be delivered to Tenant in the same condition the initial Expansion Premises is to be delivered.

6.6Insurance.  In addition to the requirements of Article 8.5 and Article 10 of the Lease, prior to the commencement of the Tenant Improvements, Tenant shall provide Landlord with evidence that Tenant carries Builder’s All Risk insurance in an amount reasonably approved by Landlord covering the construction of such Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Tenant Improvements shall be insured by Tenant pursuant to Article 10 of the Lease immediately upon completion thereof. In addition, Tenant’s contractors, subcontractors, and architects shall be required to carry Commercial General Liability Insurance in an amount reasonably approved by Landlord and otherwise in accordance with the requirements of Article 10 of the Lease and such general liability insurance shall name the Landlord Parties as additional insureds. In addition, Tenant’s contractors and subcontractors shall be required to carry workers compensation insurance with a waiver of subrogation in favor of Landlord Parties.

ATTACHMENT 1

FIT PLAN

EXHIBIT D

LIMITED OCCUPANCY SPACE